Exhibit 4.1

EXECUTION VERSION

FIVE-YEAR CREDIT AGREEMENT

dated as of

February 28, 2014

among

KELLOGG COMPANY

The Borrowing Subsidiaries Party Hereto

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

BARCLAYS BANK PLC,

as Syndication Agent

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,

“RABOBANK NEDERLAND”, NEW YORK BRANCH,

and

WELLS FARGO BANK, N.A.

as Documentation Agents

J.P. MORGAN SECURITIES LLC

BARCLAYS BANK PLC,

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,

“RABOBANK NEDERLAND”, NEW YORK BRANCH

and

WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers and Joint Bookrunners

iii

ARTICLE VII

Events of Default

ARTICLE VIII

The Administrative Agent

ARTICLE IX

Guarantee

ARTICLE X

Miscellaneous

SECTION 10.01. Notices	84
SECTION 10.02. Waivers; Amendments	85
SECTION 10.03. Expenses; Indemnity; Damage Waiver	87
SECTION 10.04. Successors and Assigns	88
SECTION 10.05. Survival	92
SECTION 10.06. Counterparts; Integration; Effectiveness	92
SECTION 10.07. Severability	93
SECTION 10.08. Right of Setoff	93
SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process	93
SECTION 10.10. WAIVER OF JURY TRIAL	94
SECTION 10.11. Headings	94
SECTION 10.12. Confidentiality	94
SECTION 10.13. Non-Public Information	95
SECTION 10.14. Interest Rate Limitation	96
SECTION 10.15. Conversion of Currencies	96
SECTION 10.16. USA Patriot Act	96
SECTION 10.17. No Fiduciary Relationship	96

iv

SCHEDULES

Schedule 2.01	—	Commitments
Schedule 2.06	—	Existing Letters of Credit
Schedule 2.18	—	Payment Accounts
Schedule 3.02	—	Significant Subsidiaries
Schedule 3.07	—	Litigation
Schedule 3.08	—	Taxes
Schedule 3.11	—	Environmental Matters
Schedule 6.01	—	Outstanding Indebtedness
Schedule 6.02	—	Existing Liens

EXHIBITS

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Borrowing Subsidiary Agreement
Exhibit B-2	—	Form of Borrowing Subsidiary Termination
Exhibit C	—	[Reserved]
Exhibit D-1	—	Form of Opinion of Gary H. Pilnick, Senior Vice President, General Counsel, Corporate Development and Secretary
Exhibit D-2	—	Form of Opinion of Kirkland & Ellis LLP, Counsel for the Borrowers
Exhibit E	—	Form of Compliance Certificate
Exhibit F	—	Form of Note

v

This FIVE-YEAR CREDIT AGREEMENT (this “Agreement”) dated as of February 28, 2014, among KELLOGG COMPANY, a Delaware corporation; the BORROWING SUBSIDIARIES party hereto; the LENDERS party hereto; and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Borrowers (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) have requested the Lenders to extend credit to enable them to (a) borrow on a revolving credit basis on and after the date hereof and at any time and from time to time prior to the Maturity Date a principal amount not in excess of US$2,000,000,000 at any time outstanding, (b) obtain Letters of Credit in an aggregate stated amount not in excess of US$75,000,000 at any time outstanding, (c) obtain (i) US Swingline Loans in an aggregate principal amount not in excess of US$200,000,000 at any time outstanding and (ii) European Swingline Loans in an aggregate principal amount not in excess of US$400,000,000 at any time outstanding and (d) provide a procedure under which Lenders may bid on an uncommitted basis on short-term borrowings by the Borrowers maturing on or prior to the Maturity Date. The proceeds of such borrowings are to be used for general corporate purposes. The Letters of Credit will be used to support payment obligations incurred in the ordinary course of business by the Borrowers. The Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions herein set forth.

Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accession Agreement” has the meaning set forth in Section 2.09(d).

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in US Dollars for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder, or any successor thereto appointed in accordance with Article VIII. Unless the context requires otherwise, the term “Administrative Agent” shall include any Affiliate of JPMCB through which JPMCB shall perform any of its obligations in such capacity and as permitted hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement Currency” has the meaning assigned to such term in Section 10.15(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in US Dollars with a maturity of one month plus 1%. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the Screen Rate at approximately 11:00 a.m., London time, on such day for deposits in US Dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Creditor” has the meaning assigned to such term in Section 10.14(b).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Revolving Credit Exposures and unused Commitments represented by such Lender’s Revolving Credit Exposures and unused Commitments. If the Commitments have terminated or expired and there are no Revolving Credit Exposures, the Applicable Percentages shall be determined based upon the Commitments and/or Revolving Credit Exposures most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any Eurocurrency Revolving Loan, CDOR Revolving Loan or ABR Revolving Loan or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency/CDOR Spread”, “Alternate Base Rate Spread” or “Facility Fee Rate”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

Category	Index Debt Ratings	Facility Fee Rate (bps per annum)	Eurocurrency/ CDOR Spread (bps per annum)	Alternate Base Rate Spread (bps per annum)
Category 1	>A/A2	7.0	80.5	0.0
Category 2	A-/A3	8.5	91.5	0.0
Category 3	BBB+/Baa1	10.0	102.5	2.5
Category 4	BBB/Baa2	12.5	112.5	12.5
Category 5	<BBB-/Baa3 or unrated	20.0	130.0	30.0

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 5; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is more than two Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category one level below that of the higher of the two ratings, and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and the Company.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bankruptcy Event” means, with respect to any Person, that such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such

Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company or any Borrowing Subsidiary.

“Borrowing” means (a) Revolving Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans or CDOR Loans, as to which a single Interest Period is in effect, (b) a Competitive Loan or group of Competitive Loans of the same Class, Type and currency made on the same date and as to which a single Interest Period is in effect or (c) a Swingline Loan.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars, US$25,000,000 and (b) in the case of a Borrowing denominated in any Designated Foreign Currency, the smallest amount of such Designated Foreign Currency that is a multiple of 1,000,000 units of such currency that has a US Dollar Equivalent in excess of US$5,000,000.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, US$5,000,000 and (b) in the case of a Borrowing denominated in any Designated Foreign Currency, 1,000,000 units of such currency.

“Borrowing Request” means a request by a Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Borrowing Subsidiary” means, at any time, each of the Subsidiaries that (a) is named on the signature pages to this Agreement or (b) has been designated as a US Borrowing Subsidiary, a UK Borrowing Subsidiary, a Euro Borrowing Subsidiary or a Canadian Borrowing Subsidiary by the Company pursuant to Section 2.20, other than any such Subsidiary that has ceased to be a Borrowing Subsidiary as provided in Section 2.20.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit B-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit B-2.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurocurrency Loan or a

European Swingline Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market, (b) when used in connection with a Loan denominated in Euro (including a European Swingline Loan), the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in Euro and (c) when used in connection with a CDOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for business in Toronto.

“CAM” shall mean the mechanism for the allocation and exchange of interests in Loans and other extensions of credit under the several Tranches and collections thereunder established under the final three paragraphs of Article VII.

“CAM Exchange” shall mean the exchange of the Lender’s interests provided for in final three paragraphs of Article VII.

“CAM Exchange Date” shall mean the date on which any event referred to in paragraph (g) or (h) of Article VII shall occur in respect of the Company.

“CAM Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate US Dollar Equivalent (determined on the basis of Exchange Rates prevailing on the CAM Exchange Date) of the Designated Obligations owed to such Lender (whether or not at the time due and payable) immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate US Dollar Equivalent (as so determined) of the Designated Obligations owed to all the Lenders (whether or not at the time due and payable) immediately prior to such CAM Exchange Date.

“Canadian Borrowing Subsidiary” means any Subsidiary that is incorporated or otherwise organized under the laws of Canada or any political subdivision thereof that has been designated as such pursuant to Section 2.20 and that has not ceased to be a Canadian Borrowing Subsidiary as provided in such Section.

“Canadian Dollars” or “C$” means the lawful money of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CDOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the CDOR Rate.

“CDOR Rate” means, with respect to any CDOR Borrowing for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.

“Change in Control” means (a) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended), other than one or more Subsidiaries, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 50% or more in voting power of the outstanding Voting Stock of the Company or (b) members of the Board of Directors of the Company on the date hereof plus any additional members of such Board whose nomination for election to such Board is recommended or approved by a majority of the then current members of such Board shall at any time fail to constitute a majority of such Board.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are US Tranche Revolving Loans, Multicurrency Tranche Revolving Loans, US Swingline Loans, European Swingline Loans or Competitive Loans and (b) any Commitment, refers to whether such Commitment is a US Tranche Commitment or a Multicurrency Tranche Commitment.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Combined Tranche Percentage” means, with respect to any Lender at any time, the percentage of the aggregate Commitments represented by such Lender’s Commitment or Commitments at such time. If all the Commitments have expired or been terminated, the Combined Tranche Percentages shall be determined on the basis of the Commitments most recently in effect, giving effect to any assignments.

“Commitment” means a US Tranche Commitment or a Multicurrency Tranche Commitment.

“Commitment Increase” has the meaning set forth in Section 2.09(e).

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Borrower pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 10.01, including through the Platform.

“Company” means Kellogg Company, a Delaware corporation.

“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

“Competitive Bid Request” means a request by a Borrower for Competitive Bids in accordance with Section 2.04.

“Competitive Loan” means a Loan made pursuant to Section 2.04.

“Competitive Loan Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the outstanding Competitive Loans of such Lender denominated in US Dollars and (b) the sum of the US Dollar Equivalents of the aggregate principal amounts of the outstanding Competitive Loans of such Lender denominated in currencies other than US Dollars.

“Consenting Lender” has the meaning assigned to that term in Section 2.09(f).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense (including, without duplication, foreign withholding taxes and any state single business unitary or other similar taxes) for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any non-cash charges for such period, (v) fees and expenses incurred in connection with the Transactions, (vi) fees and expenses in an aggregate amount for any fiscal year not in excess of $20,000,000 incurred in connection with the issuance of any Indebtedness or equity, acquisitions, investments or asset sales or divestitures permitted hereunder and (vii) any (A) cash charges in an aggregate amount for any fiscal year not in excess of $50,000,000 or (B) any noncash charges, in each case arising out of the restructuring, consolidation, severance or discontinuance of any portion of the operations, employees and/or management of any entities or businesses of the Company or any of the Subsidiaries, determined without giving effect to any extraordinary gains or losses for such period to the extent included in determining Consolidated Net Income, all determined on a consolidated basis in accordance with GAAP; provided, that solely for purposes of determining compliance with Section 6.05, in the event the Company or any Subsidiary acquired or disposed of any Person or line of business during the relevant period, Consolidated EBITDA will be determined giving pro forma effect to such acquisition or disposition as if such acquisition or disposition and any related incurrence or repayment of Indebtedness had occurred on the first day of the relevant period.

“Consolidated Interest Expense” means, for any period, the sum of (a) the cash interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Company and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, and (b) any amounts paid during such period in respect of interest or other financing costs of the Company or any Subsidiary that have been or are required to be capitalized and are not included in consolidated interest expense for such period in accordance with GAAP; provided that there shall be excluded from Consolidated Interest Expense (i) any fees paid to the Administrative Agent and (ii) any payments made to obtain any interest rate hedging agreements; and provided further, solely for purposes of determining compliance with Section 6.05, in the event the Company or any Subsidiary acquired or disposed of any Person or line of business during the relevant period, Consolidated Interest Expense will be determined giving pro forma effect to any incurrence or repayment of Indebtedness related to such acquisition or disposition as if such incurrence or repayment of Indebtedness had occurred on the first day of the relevant period.

“Consolidated Net Income” means, for any period, the net income or loss of the Company and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that (a) there shall be excluded the income of any Person (other than the Company) in which any other Person (other than the Company or any Subsidiary or any director holding qualifying shares or other third parties holding nominal amounts of shares, as required by or in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of the Subsidiaries during such period, and (b) solely for purposes of determining compliance with Section 6.05, in the event the Company or any Subsidiary acquired or disposed of any Person or line of business during the relevant period, Consolidated Net Income will be determined giving pro forma effect to such acquisition or disposition as if such acquisition or disposition and any related incurrence or repayment of Indebtedness had occurred on the first day of the relevant period, but shall not take into account any cost savings projected to be realized as a result of such acquisition or disposition other than cost savings permitted to be included under Regulation S-X of the Securities and Exchange Commission.

“Consolidated Net Sales” means, for any period, the net sales of the Company and the Subsidiaries for such period, as reported as a line item in the Company’s income statements filed as part of the Company’s reports to the SEC on Forms 10-K and 10-Q.

“Consolidated Total Assets” means the total assets of the Company and its Subsidiaries determined in accordance with GAAP; provided that for purposes of determining compliance with Sections 6.01 and 6.02, in the event the Company or any Subsidiary acquires any Person or line of business after the fiscal quarter end referred to in such Section, “Consolidated Total Assets” as of such fiscal quarter end shall be deemed to include the assets of such Person or line of business from and after the date of such acquisition.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control that, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Credit Party” means the Administrative Agent, an Issuing Bank or any other Lender.

“Declining Lender” has the meaning assigned to such term in Section 2.09(f).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event other than via an Undisclosed Administration.

“Designated Foreign Currency” means (a) Sterling, Euro and Canadian Dollars and (b) any other currency specified by the Company in a notice to the Administrative Agent and consented to by each Lender with a Multicurrency Tranche Commitment that is freely transferable and convertible into US Dollars in the London market and for which LIBO Rates can be determined by reference to the applicable Reuters screen as provided in the definitions of “LIBO Rate” and “Screen Rate”.

“Designated Obligations” shall mean all obligations of the Company or any other Borrower with respect to (a) principal of and interest on the Loans (including the Swingline Loans), (b) unreimbursed LC Disbursements and interest thereon and (c) all fees payable hereunder.

“Effective Date” means the date on which the conditions set forth in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” means all federal, state, local and foreign statutes, laws (including common law), regulations, ordinances, judgments, permits and other governmental rules or restrictions relating to human health, safety (including occupational safety and health standards), and protection of the environment or to emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into the environment, including ambient air, surface or ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the cleanup or other remediation thereof.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Laws, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” has the meaning assigned to such term in Section 3.10.

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Euro Borrowing Subsidiary” means any Subsidiary that is incorporated or otherwise organized under the laws of any member state of the European Union or any political subdivision thereof or a Subsidiary organized under the laws of any of the “Overseas Countries and Territories” of the European Union, in either case that has been designated as such pursuant to Section 2.20 and that has not ceased to be a Euro Borrowing Subsidiary as provided in such Section.

“Euro Overnight Index Average Rate” means, for any day, with respect to any European Swingline Loan, a rate per annum (rounded upwards, if necessary to the next 1/100 of 1%) equal to the overnight rate for Euro deposits as calculated by the European Central Bank and published the day following the transaction at 12:00 p.m. (CET/Paris time) by the Federation of Banks of the European Union, plus the Applicable Rate used to determine interest on Eurocurrency Revolving Borrowings. The Euro Overnight Index Average Rate shall be determined for each day by the Administrative Agent and such determination shall be conclusive absent manifest error.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate or the LIBO Rate.

“European Swingline Exposure” means, at any time, the sum of the US Dollar Equivalents of the outstanding European Swingline Loans at such time. The European Swingline Exposure of any Multicurrency Tranche Lender at any time shall be its Multicurrency Tranche Percentage of the total European Swingline Exposure at such time.

“European Swingline Lender” means each of Barclays Bank PLC, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch and JPMorgan Chase Bank, N.A.

“European Swingline Loan” means a Swingline Loan denominated in Euro made by a European Swingline Lender.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means on any day, for purposes of determining the US Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into US Dollars, as set forth at approximately 11:00 a.m., London time, on such day on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., Local Time, on such date for the purchase of US Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income, (b) any branch profits Taxes imposed by any jurisdiction, (c) in the case of a Lender (other than an assignee pursuant to a request by the Company under Section 2.19(b) or by operation of the CAM), any withholding Tax imposed by the United States of America on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), (d) in the case of a Lender, any withholding Tax that is attributable to such Lender’s failure to comply with Section 2.17(e), and (e) any withholding Tax imposed by the United States of America under FATCA, except, in the case of clause (c) above, to the extent that (i) such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower with respect to any withholding Tax pursuant to Section 2.17, or (ii) such withholding Tax shall have resulted from the making of any payment to a location other than the office designated by the Administrative Agent or such Lender for the receipt of payments of the applicable type.

“Existing Credit Agreement” means the Company’s Four-Year Credit Agreement dated as of March 4, 2011, as amended by the First Amendment thereto dated as of January 6, 2012, and the Second Amendment thereto dated as of April 18, 2012.

“Existing Letter of Credit” means each letter of credit previously issued for the account of the Company pursuant to the Existing Credit Agreement that is (a) outstanding on the Effective Date and (b) listed on Schedule 2.06.

“Existing Maturity Date” has the meaning assigned to such term in Section 2.09(f).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financed Portion” means, at any time, with respect to a Securitization, the greatest amount of the claims of the parties providing financing (whether through direct purchases of receivables or interests therein or through other financing arrangements), however evidenced, including direct claims on collections of a party providing financing and including debt or equity interests or securities (other than any seller’s interests retained by any wholly owned Subsidiary) of a purchasing vehicle, permitted to be outstanding at such time under such Securitization (assuming the satisfaction of all conditions to issuance) or, if greater, the maximum purchase limit, however denominated, under such Securitization.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Company.

“Fixed Rate” means, with respect to any Competitive Loan (other than a Eurocurrency Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

“Fixed Rate Loan” means a Competitive Loan bearing interest at a Fixed Rate.

“Foreign Lender” means, as to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America or, when reference is made to another jurisdiction, generally accepted accounting principles in effect from time to time in such jurisdiction.

“Governmental Authority” means the government of the United States of America or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include (i) endorsements for collection or deposit, (ii) standard contractual indemnities not related to the borrowing of money or Indebtedness, in each case in the ordinary course of business, or (iii) recourse at customary levels in connection with Securitizations accounted for as sales. The amount of any Guarantee of any guaranteeing Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing Person’s maximum reasonably anticipated liability (assuming such Person is required to perform) in respect thereof as determined by such Person in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Laws.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement. The “principal amount” of any Hedging Agreement of the Company or any Subsidiary at any time shall be deemed to be the aggregate amount at such time of the payments that would be required to be made by the Company or such Subsidiary in the event of any early termination at such time of such Hedging Agreement.

“Increase Effective Date” has the meaning set forth in Section 2.09(e).

“Increasing Lender” has the meaning set forth in Section 2.09(d).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The

Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness shall not include trade payables and accrued expenses arising in the ordinary course of business.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information Memorandum” means the Confidential Information Memorandum relating to the Company and the Transactions.

“Initial Borrowing” has the meaning set forth in Section 2.09(e).

“Interest Election Request” means a request by a Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan or CDOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing or CDOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Swingline Loan, the date on which the principal of such Loan is repaid and (d) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing.

“Interest Period” means (a) with respect to any Eurocurrency Borrowing or CDOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the applicable Borrower may elect, or any other period agreed to by the applicable Borrower and each Lender, and (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than 7 days or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing or a CDOR

Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing or CDOR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Screen Rate” means, with respect to any LIBO Rate Borrowing denominated in any currency for any Interest Period or any CDOR Rate Borrowing for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such Interest Period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such Interest Period, in each case as of the Specified Time on the Quotation Day.

“Issuing Bank” means JPMCB and any one or more Lenders designated in writing by the Company in a notice delivered to the Administrative Agent, and their respective successors in such capacity; provided that such other Lenders shall have consented to such designation. The Issuing Banks may, in their respective discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Banks, in which case the term “Issuing Bank” shall include any such Affiliates with respect to Letters of Credit issued by such Affiliates.

“JPMCB” means JPMorgan Chase Bank, N.A. and its successors.

“Judgment Currency” has the meaning assigned to such term in Section 10.14(b).

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender at any time shall be its Combined Tranche Percentage of the total LC Exposure at such time.

“European Swingline Exposure” means, at any time, the sum of the US Dollar Equivalents of the outstanding European Swingline Loans at such time. The European Swingline Exposure of any Multicurrency Tranche Lender at any time shall be its Multicurrency Tranche Percentage of the total European Swingline Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination and each promissory note delivered pursuant to this Agreement, as such documents may be amended, modified, supplemented or restated from time to time.

“Loans” means the loans (including Swingline Loans) made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in US Dollars or a Letter of Credit, New York City time, and (b) with respect to a Loan or Borrowing denominated in any Designated Foreign Currency other than Canadian Dollars, London time and (c) with respect to a Loan or Borrowing denominated in Canadian Dollars, Toronto time.

“Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

“Margin Stock” means “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means (a) any condition or change that has affected or would reasonably be expected to affect materially and adversely the business, assets, liabilities or financial condition of the Company and the Subsidiaries taken as a whole or (b) a material adverse effect on the rights of or benefits available to the Administrative Agent, the Lenders or the Issuing Banks under any Loan Document.

“Maturity Date” means February 28, 2019, as such date may be extended pursuant to Section 2.09(f).

“MNPI” means material information concerning the Company, any Subsidiary or their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act. For purposes of this definition, “material information” means information concerning the Company, the Subsidiaries or any of their securities that could reasonably be expected to be material for purposes of the United States federal and state securities laws and, where applicable, foreign securities laws.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Multicurrency Tranche Commitment” means, with respect to each Multicurrency Tranche Lender, the commitment of such Multicurrency Tranche Lender to make Multicurrency Tranche Revolving Loans pursuant to Section 2.01(b) and to acquire participations in Swingline Loans as provided in Section 2.05 and in Letters of Credit as provided in Section 2.06, expressed as an amount representing the maximum aggregate permitted amount of such Multicurrency Tranche Lender’s Multicurrency Tranche Revolving Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to Section 2.09 or pursuant to assignments by or to such Lender under Section 10.04. The initial amount of each Multicurrency Tranche Lender’s Multicurrency Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Multicurrency Tranche Lender shall have assumed its Multicurrency Tranche Commitment, as applicable.

“Multicurrency Tranche Lender” means a Lender with a Multicurrency Tranche Commitment or with outstanding Multicurrency Tranche Revolving Loans.

“Multicurrency Tranche Percentage” means, with respect to any Multicurrency Tranche Lender, the percentage of the total Multicurrency Tranche Commitments represented by such Lender’s Multicurrency Tranche Commitment. If the Multicurrency Tranche Commitments have terminated or expired, the Multicurrency Tranche Percentages shall be determined based upon the Multicurrency Tranche Commitments most recently in effect, giving effect to any assignments.

“Multicurrency Tranche Revolving Borrowing” means a Borrowing comprised of Multicurrency Tranche Revolving Loans.

“Multicurrency Tranche Revolving Credit Exposure” means, at any time, the sum of (a) the US Dollar Equivalents of the Multicurrency Tranche Revolving Loans outstanding at such time, (b) the Multicurrency Tranche Share of the US Swingline Exposure at such time, (c) the European Swingline Exposure at such time and (d) the Multicurrency Tranche Share of the LC Exposure at such time. The Multicurrency Tranche Revolving Credit Exposure of any Lender at any time shall be such Lender’s Multicurrency Tranche Percentage of the total Multicurrency Tranche Revolving Credit Exposure at such time.

“Multicurrency Tranche Revolving Loan” means a Loan made by a Multicurrency Tranche Lender pursuant to Section 2.01(b). Each Multicurrency Tranche Revolving Loan denominated in US Dollars shall be a Eurocurrency Loan or an ABR Loan; each Multicurrency Tranche Revolving Loan denominated in any Designated Foreign Currency other than Canadian Dollars shall be a Eurocurrency Loan; and each Multicurrency Tranche Revolving Loan denominated in Canadian Dollars shall be a CDOR Loan.

“Multicurrency Tranche Share” means, at any time, a percentage determined by dividing the aggregate amount of the Multicurrency Tranche Commitments at such time by the aggregate amount of the Commitments at such time.

“Obligations” means (a)(i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursements of LC Disbursements and interest thereon and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Company or any other Borrower under this Agreement or any other Loan Document and (b) all obligations of the Company or any Subsidiary under each Hedging Agreement (i) in effect on the date hereof with a Person that was a Lender or an Affiliate of a Lender on the date hereof or (ii) entered into after the date hereof with a counterparty that was a Lender or an Affiliate of a Lender at the time such Hedging Agreement was entered into.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant Register” has the meaning set forth in Section 10.04(e).

“Participants” has the meaning set forth in Section 10.04(e).

“PBGC” has the meaning assigned to such term in Section 3.10.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being contested in compliance with Section 5.03;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days, are in de minimis amounts or are being contested in good faith and by appropriate proceedings with adequate reserves under GAAP being provided therefor;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, health insurance and other social security laws or regulations and withholding taxes;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII;

(f) easements, zoning restrictions, rights-of-way, minor defects or irregularities in title and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g) rights of set-off in favor of financial institutions (other than in respect of amounts deposited to secure Indebtedness);

(h) liens in the nature of trustee’s liens granted pursuant to any indenture securing obligations to pay compensation to such trustee, to reimburse its expenses and to indemnify it under the terms thereof;

(i) licenses, leases or subleases (other than Capital Leases and other financing leases) granted to third parties (other than to secure Indebtedness) not interfering in any material respect with the business of the Company or any Subsidiary;

(j) liens arising in connection with contracts with or made at the request of the United States of America, any State of the United States of America or any department, agency or instrumentality of the foregoing; and

(k) liens arising from deposits with or the giving of any form of security to any Governmental Authority required as a condition to the transaction of business or exercise of any privilege, franchise or license;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except for deposits specifically referenced in clauses (c), (d) and (k) hereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means, for the Company and each Subsidiary at any time, an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group, (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, or (c) under which a member of the Controlled Group has any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years or by reason of being deemed a contributing sponsor under Section 4069 of ERISA.

“Platform” has the meaning set forth in Section 10.01(b).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Quotation Day” means (a) with respect to any currency (other than Sterling or Canadian Dollars) for any Interest Period, the day two Business Days prior to the first day of such Interest Period and (b) with respect to Sterling or Canadian Dollars for any Interest Period, the first day of such Interest Period, in each case unless market practice differs for loans such as the applicable Loans priced by reference to rates quoted in the Relevant Interbank Market, in which case the Quotation Day for such currency shall be determined by the Administrative Agent in accordance with market practice for such loans priced by reference to rates quoted in the Relevant Interbank Market (and if quotations would normally be given by leading banks for such loans priced by reference to rates quoted in the Relevant Interbank Market on more than one day, the Quotation Day shall be the last of those days).

“Register” has the meaning set forth in Section 10.04(c).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Interbank Market” means (a) with respect to any currency (other than Canadian Dollars), the London interbank market, and (b) with respect to Canadian Dollars, the Toronto interbank market.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that, for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, “Required Lenders” will mean, at any time, Lenders having Revolving Credit Exposures and outstanding Competitive Loans representing more than 50% of the sum of the total Revolving Credit Exposures and outstanding Competitive Loans at such time.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of such Lender’s US Tranche Revolving Credit Exposure and Multicurrency Tranche Revolving Credit Exposure.

“Revolving Loan” means a Loan made pursuant to Sections 2.01 and 2.03.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Screen Rate” means (a) in respect of the LIBO Rate for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in the applicable currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01)

(or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion), and (b) in respect of the CDOR Rate for any Interest Period, the average rate for bankers acceptances as administered by the Investment Industry Regulatory Organization of Canada (or any other Person that takes over the administration of that rate) with a tenor equal to the relevant Interest Period appearing on the Reuters Screen CDOR01 Page (or, in the event such rate does not appear on such Reuters page or screen, on any successor, substitute or other page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent); provided that in no event shall the Screen Rate be less than zero. If, as to any currency, no Screen Rate shall be available for a particular Interest Period but Screen Rates shall be available for maturities both longer and shorter than such Interest Period, than the Screen Rate for such Interest Period shall be the Interpolated Screen Rate.

“SEC” means the Securities and Exchange Commission or any successor.

“Securities Act” means the United States Securities Act of 1933.

“Securitization” means the transfer or pledge of accounts receivable or interests in accounts receivable (a) to a trust, partnership, corporation or other entity, which transfer or pledge is funded by such entity in whole or in part by the issuance to one or more lenders or investors of indebtedness or securities that are paid principally from the cash flow derived from such accounts receivable or interests in accounts receivable, or (b) directly to an investor or other purchaser.

“Significant Subsidiary” means (a) each Borrowing Subsidiary, (b) any Subsidiary that directly owns or Controls any other Significant Subsidiary, (c) each Subsidiary identified as a Significant Subsidiary on Schedule 3.02, (d) any Subsidiary designated from time to time by the Company as a Significant Subsidiary by written notice to the Administrative Agent and (e) any other Subsidiary (i) the consolidated net sales of which were greater than 10% of the Company’s Consolidated Net Sales for the most recent period of four fiscal quarters for which financial statements have been delivered pursuant to Section 5.05(a) or (b) (or, prior to the first delivery of such financial statements, for the period of four fiscal quarters ended September 28, 2013) or (ii) the consolidated assets of which as of the last day of the applicable period referred to in the preceding clause (ii) were greater than 10% of Consolidated Total Assets as of such date. For purposes of making the determinations required by this definition, net sales and assets of foreign Subsidiaries shall be converted into US Dollars at the rates used in preparing the consolidated balance sheet of the Company.

“Specified Time” means (a) with respect to the LIBO Rate, 11:00 a.m., London time, and (b) with respect to the CDOR Rate, 11:00 a.m., Toronto time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans and CDOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£“means the lawful money of the United Kingdom.

“Subsequent Borrowings” has the meaning set forth in Section 2.09(e).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Company.

“Swingline Commitment” means, with respect to each Swingline Lender, the amount set forth opposite such Swingline Lender’s name on Schedule 2.01.

“Swingline Exposure” means, at any time, a US Swingline Exposure or a European Swingline Exposure.

“Swingline Lenders” means the US Swingline Lenders and the European Swingline Lenders.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tranche” means a category of Commitments and extensions of credit thereunder. For purposes hereof, each of the following comprises a separate Tranche: (a) the US Tranche Commitments, the US Tranche Revolving Loans, and the Obligations of the US Tranche Lenders in respect of Letters of Credit, LC Disbursements and US Swingline Loans, and (b) the Multicurrency Tranche Commitments, the Multicurrency Tranche Revolving Loans and the Obligations of the Multicurrency Tranche Lenders in respect of Letters of Credit, LC Disbursements and Swingline Loans.

“Tranche Percentage” means, with respect to any Lender holding any Commitment or Loan under any Tranche, such Lender’s US Tranche Percentage or Multicurrency Tranche Percentage, as applicable.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement and the other Loan Documents in connection therewith, the borrowing of Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder and the other transactions contemplated to be effected on the Effective Date in connection therewith.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the CDOR Rate, the Alternate Base Rate, or, in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Fixed Rate.

“UK Borrowing Subsidiary” means any Subsidiary that is incorporated or otherwise organized under the laws of the United Kingdom or any political subdivision thereof that has been designated as such pursuant to Section 2.20 and that has not ceased to be a UK Borrowing Subsidiary as provided in such Section.

“Undisclosed Administration” means in relation to a Lender or its parent company the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“US Borrowing Subsidiary” means any Subsidiary that is incorporated or otherwise organized under the laws of the United States or any political subdivision thereof that has been designated as such pursuant to Section 2.20 and that has not ceased to be a US Borrowing Subsidiary as provided in such Section.

“US Dollars” or “US$” refers to lawful money of the United States of America.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in any Designated Foreign Currency, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Designated Foreign Currency at the time in effect for such amount under the provisions of such Section.

“US Lender” has the meaning set forth in Section 2.17(e)(ii).

“US Lending Office” means, as to any Lender, the applicable branch, office or Affiliate of such US Tranche Lender designated by such US Tranche Lender to make Loans in US Dollars.

“US Swingline Exposure” means, at any time, the sum of the outstanding US Swingline Loans at such time. The US Swingline Exposure of any Lender at any time shall be its Combined Tranche Percentage of the total US Swingline Exposure at such time.

“US Swingline Lender” means each of JPMCB and Wells Fargo Bank, N.A.

“US Swingline Loan” means a Swingline Loan denominated in US Dollars made by a US Swingline Lender.

“US Tranche Commitment” means, with respect to each US Tranche Lender, the commitment of such US Tranche Lender to make US Tranche Revolving Loans pursuant to Section 2.01(a), acquire participations in US Swingline Loans as provided in Section 2.05 and acquire participations in Letters of Credit as provided in Section 2.06, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s US Tranche Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each US Tranche Lender’s US Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such US Tranche Lender shall have assumed its US Tranche Commitment, as applicable.

“US Tranche Lender” means a Lender with a US Tranche Commitment or with outstanding US Tranche Revolving Loans.

“US Tranche Percentage” means, with respect to any US Tranche Lender, the percentage of the total US Tranche Commitments represented by such Lender’s US Tranche Commitment. If the US Tranche Commitments have terminated or expired, the US Tranche Percentages shall be determined based upon the US Tranche Commitments most recently in effect, giving effect to any assignments.

“US Tranche Revolving Borrowing” means a Borrowing comprised of US Tranche Revolving Loans.

“US Tranche Revolving Credit Exposure” means, at any time, (a) the aggregate principal amount of the US Tranche Revolving Loans outstanding, (b) the US Tranche Share of the US Swingline Exposure at such time and (c) the US Tranche Share of the LC Exposure at such time. The US Tranche Revolving Credit Exposure of any Lender at any time shall be such Lender’s US Tranche Percentage of the total US Tranche Revolving Credit Exposure at such time.

“US Tranche Revolving Loan” means a Loan made by a US Tranche Lender pursuant to Section 2.01(a). Each US Tranche Revolving Loan shall be a Eurocurrency Loan or an ABR Loan.

“US Tranche Share” means, at any time, a percentage determined by dividing the aggregate amount of the US Tranche Commitments at such time by the aggregate amount of the Commitments at such time.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Voting Stock” of any Person means capital stock of any class of classes or other Equity Interests (however designated) having ordinary voting power for the election of directors or the equivalent governing body of such Person, other than stock or other Equity Interests having such power only by reason of happening of a contingency.

“Wholly Owned Subsidiary” means any Subsidiary all the Equity Interests in which, other than directors’ qualifying shares and/or other nominal amounts of Equity Interests that are required to be held by Persons (other than the Company or its Wholly Owned Subsidiaries, as applicable) under applicable law, are owned, directly or indirectly, by the Company.

“Yen” or “¥” means the lawful money of Japan.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “US Tranche Revolving Loan” or a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “US Tranche Revolving Borrowing” or a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and

Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. References herein to the taking of any action hereunder of an administrative nature by any Borrower shall be deemed to include references to the Company taking such action on such Borrower’s behalf and the Administrative Agent is expressly authorized to accept any such action taken by the Company as having the same effect as if taken by such Borrower. Each reference herein to the “knowledge” of the Company or any Subsidiary shall be deemed to be a reference to the knowledge of any member of senior management of the Company or such Subsidiary, any Financial Officer and, in the case of any reference to knowledge of any specific subject matter, the senior manager of the department or office of the Company responsible for such matter.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b) All pro forma computations required to be made hereunder giving effect to any acquisition or other transaction shall be calculated after giving pro forma effect thereto (and, in the case of any pro forma computations made hereunder to determine whether such acquisition or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.05(a) or 5.05(b), and to the extent applicable, to the historical earnings and cash flows associated with the assets acquired any related incurrence of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of 12 months).

SECTION 1.05. Exchange Rates. The Administrative Agent shall determine the US Dollar Equivalent of any Borrowing (other than a Swingline Loan) denominated in a currency other than US Dollars as of the date of the commencement of the initial Interest Period therefor and as of the date of the commencement of each subsequent Interest Period therefor, in each case using the Exchange Rate for such currency in relation to US Dollars in effect on the date that is three Business Days prior to the date on which the applicable Interest Period shall commence, and each such amount shall, except as provided in the last two sentences of this Section, be the US Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this sentence. The Administrative Agent shall determine the US Dollar Equivalent of any Swingline Loan denominated in Euro as of the date on which such Loan is made, using the Exchange Rate for Euro in relation to US Dollars in effect on such date, and each such amount shall, except as provided in the last two sentences of this Section, be the US Dollar Equivalent of such Swingline Loan. The Administrative Agent shall notify the Company and the Lenders of each calculation of the US Dollar Equivalent of each Borrowing. Notwithstanding the foregoing, for purposes of any determination of the CAM Percentages, any determination under Article V, Article VI (other than Section 6.05) or Article VII or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than US Dollars shall be translated into US Dollars at currency exchange rates in effect on the date of such determination. For purposes of Section 6.05, amounts in currencies other than US Dollars shall be translated into US Dollars at the currency exchange rates used in preparing the Company’s annual and quarterly financial statements.

SECTION 1.06. Determinations Made in Good Faith. All determinations hereunder made by any party hereto shall be made in good faith.

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each US Tranche Lender agrees to make US Tranche Revolving Loans to the Company and the Borrowing Subsidiaries from time to time during the Availability Period in US Dollars in an aggregate principal amount that will not result in (i) such Lender’s US Tranche Revolving Credit Exposure exceeding such Lender’s US Tranche Commitment, (ii) the sum of the total US Tranche Revolving Credit Exposures exceeding the total US Tranche Commitments or (iii) the sum of the aggregate Revolving Credit Exposures plus the total Competitive Loan Exposures exceeding the total Commitments.

(b) Subject to the terms and conditions set forth herein, each Multicurrency Tranche Lender agrees from time to time during the Availability Period to make Multicurrency Tranche Revolving Loans in US Dollars or a Designated Foreign Currency to the Company and the Borrowing Subsidiaries that will not result in (i) such Lender’s Multicurrency Tranche Revolving Credit Exposure exceeding such Lender’s Multicurrency Tranche Commitment, (ii) the sum of the total Multicurrency Tranche Revolving Credit Exposures exceeding the total Multicurrency Tranche Commitments or (iii) the sum of the aggregate Revolving Credit Exposures plus the total Competitive Loan Exposures exceeding the total Commitments.

(c) Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans during the Availability Period.

SECTION 2.02. Loans and Borrowings. (a) Each US Tranche Revolving Loan shall be made as part of a Borrowing consisting of US Tranche Revolving Loans made by the US Tranche Lenders (or their Affiliates as provided in paragraph (b) below) ratably in accordance with their respective US Tranche Commitments. Each Multicurrency Tranche Revolving Loan shall be made as part of a Borrowing consisting of Multicurrency Tranche Revolving Loans made by the Multicurrency Tranche Lenders (or their Affiliates as provided in paragraph (b) below) ratably in accordance with their respective Multicurrency Tranche Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, (i) each US Tranche Revolving Borrowing shall be comprised entirely of (A) Eurocurrency Loans or (B) ABR Loans, as the applicable Borrower may request in accordance herewith; (ii) each Multicurrency Tranche Revolving Borrowing shall be comprised entirely of (A) in the case of a Multicurrency Tranche Revolving Borrowing denominated in a Designated Foreign Currency other than Canadian Dollars, Eurocurrency Loans, (B) in the case of a Multicurrency Tranche Revolving Borrowing denominated in Canadian Dollars, CDOR Loans and (C) in the case of a European Tranche Revolving Borrowing denominated in US Dollars, (1) Eurocurrency Loans or (2) ABR Loans, as the applicable Borrower may request in accordance herewith, and (iii) each Competitive Borrowing shall be comprised entirely of Eurocurrency Loans, CDOR Loans or Fixed Rate Loans as the applicable Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of any Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing or CDOR Revolving Borrowing, such Borrowing shall be an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of US$1,000,000 and not less than US$5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total US Tranche Commitments or Multicurrency Tranche Commitments, as the case may be. Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000. Each Competitive Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be outstanding more than a total of (i) 10 Eurocurrency Revolving Borrowings denominated in US Dollars or (ii) 3 Eurocurrency or CDOR Revolving Borrowings denominated in any single other currency.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Revolving Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date, or to request any Competitive Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the applicable Borrower shall notify the Administrative Agent of such request by telephone or by telecopy (a) in the case of a Eurocurrency Borrowing or a CDOR Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Local Time, on the Business Day of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form agreed to by the Administrative Agent and the Company and signed by the applicable Borrower, or by the Company on behalf of the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower requesting such Borrowing (or on whose behalf the Company is requesting such Borrowing);

(ii) whether the requested Borrowing is to be a US Tranche Borrowing or a Multicurrency Tranche Borrowing;

(iii) the currency and aggregate amount of the requested Borrowing;

(iv) the date of such Borrowing, which shall be a Business Day;

(v) the Type of the requested Borrowing;

(vi) in the case of a Eurocurrency Borrowing or a CDOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii) the location and number of the relevant Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no currency is specified with respect to any requested Eurocurrency Borrowing, then the relevant Borrower shall be deemed to have selected (i) in the case of any UK Borrowing Subsidiary, Sterling, (ii) in the case of any Euro Borrowing Subsidiary, Euro, (iii) in the case of any Canadian Borrowing Subsidiary, Canadian Dollars and (iv) in the case of the Company and any other Borrowing Subsidiary, US Dollars. If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving

Borrowing shall be (A) in the case of a Borrowing denominated in US Dollars, an ABR Borrowing (ii) in the case of a Borrowing denominated in any other currency (other than Canadian Dollars), a Eurocurrency Borrowing and (iii) in the case of a Borrowing denominated in Canadian Dollars, a CDOR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing or CDOR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Competitive Bid Procedure. (a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period any Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans denominated in US Dollars, Sterling, Euro, Canadian Dollars, Yen or any other Designated Foreign Currency; provided that after giving effect to any Borrowing of Competitive Loans (i) the sum of the total Revolving Credit Exposures plus the total Competitive Loans shall not exceed the total Commitments and (ii) in the event the Maturity Date shall have been extended as provided in Section 2.09(f), the sum of the aggregate LC Exposures attributable to Letters of Credit expiring after any Existing Maturity Date and the Competitive Loan Exposures attributable to Competitive Loans maturing after such Existing Maturity Date shall not exceed the total Commitments that have been extended to a date after the expiration date of the last of such Letters of Credit and the maturity of the last of such Competitive Loans. To request Competitive Bids, the Company or the applicable Borrowing Subsidiary shall notify the Administrative Agent of such request by telephone or by telecopy, in the case of a Eurocurrency Borrowing or a CDOR Borrowing, not later than 11:00 a.m., Local Time, four Business Days before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., Local Time, one Business Day before the date of the proposed Borrowing; provided that the Borrowers may submit up to (but not more than) five Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by the applicable Borrower, or by the Company on behalf of the applicable Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower requesting such Borrowing (or on whose behalf the Company is requesting such Borrowing);

(ii) the aggregate principal amount and currency of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be a Eurocurrency Borrowing, a CDOR Borrowing or a Fixed Rate Borrowing;

(v) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period” and shall end no later than the Maturity Date; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

(b) Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the applicable Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy, in the case of a Eurocurrency Competitive Borrowing or a CDOR Competitive Borrowing, not later than 9:30 a.m., Local Time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., Local Time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be an amount at least equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple and which may equal the entire principal amount of the Competitive Borrowing requested by the applicable Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

(c) The Administrative Agent shall promptly notify the applicable Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

(d) Subject only to the provisions of this paragraph, a Borrower may accept or reject any Competitive Bid. The applicable Borrower shall notify the Administrative Agent by telecopy or by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Eurocurrency Competitive Borrowing or a CDOR Competitive Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 11:00 a.m., Local Time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of a Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) a Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if such Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by a Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, a Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of at least the Borrowing Minimum that is an integral multiple of the Borrowing Multiple; provided further that if a Competitive Loan must be in an amount less than the Borrowing Minimum because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of US$1,000,000 (or, in the case of a Competitive Loan denominated in a Designated Foreign Currency, the smallest amount of such currency that (i) is an integral multiple of 1,000,000 units of such currency and (ii) has a US Dollar Equivalent in excess of US$1,000,000) or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of the Borrowing Multiple in a manner determined by the applicable Borrower. A notice given by a Borrower pursuant to this paragraph shall be irrevocable.

(e) The Administrative Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted. If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the applicable Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, each US Swingline Lender agrees to make US Swingline Loans to the Company or any Borrowing Subsidiary denominated in US Dollars from time to time during the Availability Period, in an aggregate amount at any time outstanding that will not result in (i) the sum of the principal amounts of the outstanding US Swingline Loans exceeding US$200,000,000, (ii) the aggregate amount of outstanding US Swingline Loans made by any US Swingline Lender exceeding such US Swingline Lender’s Swingline Commitment, (iii) the aggregate amount of the US Tranche Revolving Credit Exposures exceeding the aggregate amount of the US Tranche Commitments, (iv) the aggregate amount of the Multicurrency Tranche Revolving Credit Exposures exceeding the aggregate amount of the Multicurrency Tranche Commitments or (v) the sum of the aggregate Revolving Credit Exposures plus the total Competitive

Loan Exposures exceeding the total Commitments; provided that no US Swingline Lender shall be required to make a US Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company and Borrowing Subsidiaries may borrow, prepay and reborrow US Swingline Loans.

(b) Subject to the terms and conditions set forth herein, each European Swingline Lender agrees to make European Swingline Loans to the Company and any Borrowing Subsidiary denominated in Euros from time to time during the Availability Period, in an aggregate amount at any time outstanding that will not result in (i) the sum of the US Dollar Equivalents of the principal amounts of the outstanding European Swingline Loans exceeding US$400,000,000, (ii) the aggregate amount of outstanding European Swingline Loans made by any European Swingline Lender exceeding such European Swingline Lender’s Swingline Commitment, (iii) the aggregate amount of the Multicurrency Tranche Revolving Credit Exposures exceeding the aggregate amount of the Multicurrency Tranche Commitments or (iv) the sum of the aggregate Revolving Credit Exposures plus the total Competitive Loan Exposures exceeding the total Commitments; provided that the European Swingline Lender shall not be required to make a European Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company and Borrowing Subsidiaries may borrow, prepay and reborrow European Swingline Loans.

(c) To request a US Swingline Loan or a European Swingline Loan, as the case may be, the applicable Borrower shall notify the Administrative Agent and the applicable Swingline Lender of such request by telephone (confirmed by telecopy), not later than 12:00 noon, Local Time, on the day of such proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The applicable Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to an account of such Borrower maintained with the Administrative Agent by 3:00 p.m., Local Time, on the requested date of such Swingline Loan.

(d) The applicable Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Local Time, on any Business Day require (i) the US Tranche Lenders and the Multicurrency Tranche Lenders to acquire participations on such Business Day in all or a portion of the US Swingline Loans outstanding or (ii) the Multicurrency Tranche Lenders to acquire participations on such Business Day in all or a portion of the European Swingline Loans outstanding. Such notice shall specify the aggregate amount of the Swingline Loans in which the US Tranche Lenders and/or the Multicurrency Tranche Lenders, as the case may be, will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each applicable Lender, specifying in such notice (i) in the case of any US Tranche Swingline Loan or Loans, such Lender’s Combined Tranche Percentage of such Swingline Loan or Loans and (ii) in the case of any European Tranche Swingline Loan or Loans, such Lender’s Multicurrency Tranche Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent (in US Dollars or Euros, as the case may be), for the account of the applicable Swingline Lender, such Lender’s Combined Tranche Percentage of such US Swingline Loan or Loans or such Lender’s Multicurrency Tranche Percentage of such European Swingline Loan or Loans, as the case may be. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligations under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender. Any amounts received by a Swingline Lender from or on behalf of the applicable Borrower in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted to the Lenders that shall have made their payments pursuant to this paragraph and to the applicable Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the applicable Swingline Lender or to the Administrative Agent, as the case may be, if and to the extent such payment is required to be refunded to a Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Borrower of any default in the payment thereof.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, each Borrower may request the issuance of Letters of Credit, denominated in US Dollars, for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by such Borrower to, or entered into by such Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. From and after the Effective Date, each Existing Letter of Credit shall be deemed to be a Letter of Credit for all purposes hereof and shall be deemed to have been issued hereunder on the Effective Date.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company or the applicable Borrowing Subsidiary shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to an Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, such Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, it will not result in (i) the LC Exposure exceeding $75,000,000, (ii) the aggregate US Tranche Revolving Credit Exposures exceeding the total US Tranche Commitments, (iii) the aggregate Multicurrency Tranche Revolving Credit Exposures exceeding the total Multicurrency Tranche Commitments, (iv) the sum of the aggregate Revolving Credit Exposures plus the aggregate Competitive Loan Exposures exceeding the total Commitments or (v) in the event the Maturity Date shall have been extended as provided in Section 2.09(f), (A) the sum of the LC Exposures attributable to Letters of Credit expiring after any Existing Maturity Date exceeding the total Commitments with a Maturity Date later than expiration date of the last of such Letters of Credit or (B) the sum of (i) the aggregate LC Exposures attributable to Letters of Credit expiring after any Existing Maturity Date and (ii) the Competitive Loan Exposures attributable to Competitive Loans maturing after such Existing Maturity Date exceeding the total Commitments with a Maturity Date later than the expiration date of the last of such Letters of Credit and the maturity of the last of such Competitive Loans.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided, that a Letter of Credit may provide for automatic renewals for additional periods of up to one year subject to a right on the part of the applicable Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary during a specified period in advance of any such renewal, and the failure of such Issuing Bank to give such notice by the end of such period shall for all purposes hereof be deemed an extension of such Letter of Credit; provided further that in no event shall any Letter of Credit, as extended from time to time, expire after the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Combined Tranche Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Combined Tranche Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, (provided that such letter of credit shall expire no later than the date set forth in paragraph (c) of this Section) or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 2:00 p.m., New York City time, on (i) the Business Day that the applicable Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $1,000,000, then, if the Maturity Date shall not have occurred, such Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.05 that such payment be financed with an ABR Revolving Borrowing or a US Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or US Swingline Loan. If the applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Lender’s Combined Tranche Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Combined Tranche Percentage of the payment then due from such Borrower, in the same manner as provided in Section 2.07 with respect to Loans denominated in US Dollars made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse such Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or Swingline Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect or (iii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders or any of the Issuing Banks, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or wilful misconduct on the part of the applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if such Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(f) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, the successor Issuing Bank shall have all the rights and obligations of the applicable replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent, the Required Lenders or, after the Commitments shall have been terminated or Loans accelerated pursuant to Article VII, Lenders representing more than 50% of the aggregate LC Exposures, demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit (or shall make other collateral arrangements satisfactory to the Administrative Agent) in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (g) or (h) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent in liquid, highly-rated investments and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the

Administrative Agent to reimburse any Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers, as applicable, for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders holding a majority in interest of the Revolving Credit Exposures and unused Commitments), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.

(k) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section 2.06, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 1:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the applicable Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained with the Administrative Agent (i) in New York City, in the case of Loans denominated in US Dollars, (ii) in London, in the case of Loans denominated in Sterling, Euro or any Designated Foreign Currency other than Canadian Dollars and (iii) in Toronto, in the case of Loans denominated in Canadian Dollars, and designated by such Borrower in the applicable Borrowing Request or Competitive Bid Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of (x)(A) the Federal Funds Effective Rate, in the case of Loans denominated in US Dollars and (B) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount, in the case of Loans denominated in a Designated Foreign Currency, and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a Borrower, the interest rate applicable to such Borrowing, as the case may be. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing or a CDOR Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing or a CDOR Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and any Loans resulting from an election made with respect to any such portion shall be considered a separate Borrowing. Notwithstanding any other provision of this Section, no Borrowing may be converted into or continued as a Borrowing with an Interest Period ending after the Maturity Date. This Section shall not apply to Swingline Loans or Competitive Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, a Borrower (or the Company on its behalf) shall notify the Administrative Agent of such election by telephone or by telecopy, in the case of an election that would result in a Borrowing, by the time and date that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower (or the Company on its behalf). Notwithstanding any other provision of this Section, no Borrower shall be permitted to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans or CDOR Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing not available to such Borrower under the Class of Commitments pursuant to which such Borrowing was made.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, a Eurocurrency Borrowing or a CDOR Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing or a CDOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing or a CDOR Borrowing, but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If a Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing or a CDOR Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall (i) in the case of a Borrowing denominated in US Dollars, be converted to an ABR Borrowing, and (ii) in the case of any Eurocurrency Borrowing or a CDOR Revolving Borrowing, become due and payable on the last day of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing denominated in US Dollars may be converted to or continued as a Eurocurrency Borrowing or a CDOR Borrowing and (ii) unless repaid, each Eurocurrency Revolving Borrowing denominated in US Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Commitments; Increase and Adjustment of Tranche Commitments; Extension of Maturity Date and Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Company may at any time terminate, or from time to time reduce, the Commitments under any Tranche; provided that (i) each reduction of the Commitments under any Tranche shall be in an amount that is an integral multiple of US$1,000,000 and not less than US$5,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the total Revolving Credit Exposures plus the total Competitive Loan Exposures would exceed the total Commitments or the sum of the Revolving Credit Exposures under any Tranche would exceed the sum of the Commitments under such Tranche.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under any Tranche under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments under any Tranche shall be made ratably among the Lenders in accordance with their respective Commitments under such Tranche.

(d) The Company may at any time and from time to time, by written notice to the Administrative Agent (which shall promptly deliver a copy to the applicable Lenders) executed by the Company and one or more financial institutions (any such financial institution referred to in this Section being called an “Increasing Lender”), which may include any Lender, cause new US Tranche Commitments or Multicurrency Tranche Commitments to be extended by the Increasing Lenders (or cause the existing US Tranche Commitments or Multicurrency Tranche Commitments of the Increasing Lenders to be increased, as the case may be) in an amount for each Increasing Lender (which shall not be less than $5,000,000) set forth in such notice; provided, that (i) the new Commitments and increases in existing Commitments pursuant to this paragraph shall not be greater than US$500,000,000 in the aggregate during the term of this Agreement and shall not be less than US$25,000,000 (or any portion of such US$500,000,000 aggregate amount remaining unused) for any such increase, (ii) each Increasing Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and each Issuing Bank and Swingline Lender in the Letters of Credit or Swingline Loans of which such Increasing Lender will participate (which approval shall not be unreasonably withheld, conditioned or delayed) and (iii) each Increasing Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed accession agreement in a form reasonably satisfactory to the Administrative Agent and the Company (an “Accession Agreement”). New Commitments and increases in Commitments shall become effective on the dates specified in the applicable notices delivered pursuant to this paragraph. Upon the effectiveness of any Accession Agreement to which any Increasing Lender is a party, (i) such Increasing Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded a Lender hereunder and subject to all obligations of a Lender hereunder and (ii) Schedule 2.01 shall be deemed to have been amended to reflect the Commitment or Commitments of such Increasing Lender as provided in such Accession Agreement. Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) pursuant to this paragraph shall become effective unless (i) the Administrative Agent shall have received documents with respect to each Borrower consistent with those delivered under Section 4.01(b) and (c), giving effect to such increase and (ii) on the effective date of such increase, the conditions set forth in Section 4.02(a) and (b) shall be satisfied (without giving effect to the parenthetical in such paragraph (a) and with all references in such paragraphs to a Borrowing being deemed to be references to such increase) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company.

(e) On the effective date (the “Increase Effective Date”) of any increase in the Commitments of any Tranche pursuant to paragraph (d) above (a “Commitment Increase”), (i) the aggregate principal amount of the Revolving Borrowings of such Tranche outstanding (the “Initial Borrowings”) immediately prior to the Commitment Increase on the Increase Effective Date shall be deemed to be paid, (ii) each Increasing Lender that shall have had a Commitment under such Tranche prior to the Commitment Increase shall pay to the Administrative Agent in same day funds (in the applicable currencies), an amount equal to the difference between (A) the product of (1) such Lender’s applicable Tranche Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of each Subsequent Borrowing (as hereinafter defined) and (B) the product of (1) such Lender’s applicable Tranche Percentage (calculated without giving effect to the Commitment Increase) multiplied by (2) the amount of each Initial Borrowing, (iii) each Increasing Lender that shall not have had a Commitment under such Tranche prior to the Commitment Increase shall pay to Administrative Agent in same day funds (in the applicable currencies) an amount equal to the product of (1) such Increasing Lender’s applicable Tranche Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of each Subsequent Borrowing, (iv) after the Administrative Agent receives the funds specified in clauses (ii) and (iii) above, the Administrative Agent shall pay to each Lender (in the applicable currencies) the portion of such funds that is equal to the difference between (A) the product of (1) such Lender’s applicable Tranche Percentage (calculated without giving effect to the Commitment Increase) multiplied by (2) the amount of each Initial Borrowing, and (B) the product of (1) such Lender’s applicable Tranche Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of each Subsequent Borrowing, (v) after the effectiveness of the Commitment Increase, the applicable Borrower shall be deemed to have made new Borrowings (the “Subsequent Borrowings”) in amounts (in the currencies of the Initial Borrowings) equal to the amounts of the Initial Borrowings and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03, (vi) each Lender shall be deemed to hold its applicable Tranche Percentage of each Subsequent Borrowing (calculated after giving effect to the Commitment Increase) and (vii) the Borrower shall pay each Lender any and all accrued but unpaid interest on its Loans comprising the Initial Borrowings. The deemed payments made pursuant to clause (i) above shall be subject to compensation by the applicable Borrower pursuant to the provisions of Section 2.16 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto.

(f) The Company may, by written notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders) not less than 45 days and not more than 90 days prior to any anniversary of the date hereof, but on not more than two occasions during the term of this Agreement, request that the Lenders extend the Maturity Date and the Commitments for an additional period of one year. Each Lender shall, by notice to the Company and the Administrative Agent given not later than the 20th day after the date of the Administrative Agent’s receipt of the Company’s extension request, advise the Company whether or not it agrees to the requested extension (each Lender agreeing to a requested extension being called a “Consenting Lender” and each Lender declining to agree to a requested extension being called a “Declining Lender”). Any Lender that has not so advised the Administrative Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Lender. If Lenders constituting the Required Lenders shall have agreed to an extension request, then the Maturity Date shall, as to the Consenting Lenders, be extended to the first anniversary of the Maturity Date theretofore in effect. The decision to agree or withhold agreement to any Maturity Date extension shall be at the sole discretion of each Lender. The Company shall have the right to replace any Declining Lender as provided in Section 2.19(b). Each Commitment of any Declining Lender not so replaced shall terminate on the Maturity Date in effect as to such Lender prior to giving effect to any such extension (such Maturity Date being called the “Existing Maturity Date”). The principal amount of any outstanding Loans made by such Declining Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the accounts of such Declining Lenders hereunder, shall be due and payable on the Existing Maturity Date, and on the Existing Maturity Date the Borrowers shall also make such other prepayments of Loans as shall be required in order that, after giving effect to the termination of the Commitments of, and all payments to, Declining Lenders pursuant to this sentence, (A) the sum of the aggregate Revolving Credit Exposures and the aggregate Competitive Loans will not exceed the total Commitments, (B) the aggregate US Tranche Revolving Credit Exposures will not exceed the total US Tranche Commitments and (C) the aggregate Multicurrency Tranche Revolving Credit Exposures will not exceed the total Multicurrency Tranche Commitments. Notwithstanding the foregoing, no extension of the Maturity Date pursuant to this paragraph (e) shall become effective unless (i) on the effective date of such extension of the Maturity Date, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied (without giving effect to the parenthetical in such paragraph (a) and with all references in such paragraphs to the making of Loans being deemed to be references to such extension) and (ii) the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent for the account of each Lender the unpaid principal amount of each Competitive Loan on the last day of the Interest Period applicable to such Loan and (iii) to the applicable Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the fifth Business Day after the date on which such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made to a Borrower that shall have borrowed Swingline Loans, such Borrower shall repay all its outstanding Swingline Loans.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal, interest or other amount due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, each Borrower shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in substantially the form attached hereto as Exhibit F. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein (or to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section and payment of any amounts required under Section 2.16; provided that the Borrowers shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.

(b) In the event and on each occasion that (i) the sum of the total Revolving Credit Exposures plus the total Competitive Loan Exposures exceeds the total Commitments, or (ii) the sum of the Revolving Credit Exposures under any Tranche exceeds the sum of the Commitments under such Tranche, then (A) in the case of the foregoing clause (i), on the last day of any Interest Period for any Eurocurrency Borrowing or a CDOR Borrowing, and on each other date on which any ABR Revolving Borrowing or Swingline Loan shall be outstanding, and (B) in the case of the foregoing clause (ii), on the last day of any Interest Period for any Eurocurrency Borrowing or a CDOR Borrowing under such Tranche, and on each other date on which any ABR Revolving Borrowing under such Tranche or Swingline Loan in which Lenders under such Tranche have acquired participations shall be outstanding, the applicable Borrowers shall prepay the applicable Loans in an aggregate amount equal to the lesser of (x) the amount necessary to eliminate such excess (after giving effect to any other prepayment of Loans on such day) and (y) the amount of the applicable Revolving Borrowings or Swingline Loans referred to in clause (A) or (B), as applicable. If at any time (i) the sum of the total Revolving Credit Exposures plus the total Competitive Loan Exposures exceeds 105% of the total Commitments, or (ii) the sum of the Revolving Credit Exposures under any Tranche exceeds 105% of the sum of the Commitments under such Tranche, then the applicable Borrowers shall, not later than the next Business Day, prepay one or more Borrowings under such Tranche in an aggregate principal amount sufficient to eliminate such excess.

(c) Prior to any optional or mandatory prepayment of Borrowings the applicable Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) below.

(d) The Company shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by telephone (confirmed by telecopy) or by telecopy of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing or a CDOR Revolving Borrowing, not later than 11:00 a.m., Local time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., Local time, on the Business Day of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof, to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees. (a) The Borrowers agree to pay to the Administrative Agent, in US Dollars, for the account of the office (or Affiliate) of each Lender from which such Lender would make Loans to the Company in US Dollars hereunder (which office or Affiliate shall be specified by each Lender in each Tranche in a notice delivered to the Administrative Agent prior to the initial payment to such Lender under this paragraph) a facility fee, which shall accrue at the relevant Facility Fee Rate specified in the definition of Applicable Rate on the daily amount of the Commitments of such Lender (whether used or unused) during the period from and including the date of this Agreement to but excluding the Maturity Date; provided that, if such Lender continues to have any Revolving Credit Exposure after the Maturity Date, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the Maturity Date to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year, on any date prior to the Maturity Date on which all the Commitments shall have terminated and on the Maturity Date, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the Maturity Date shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Company and each Borrowing Subsidiary agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used from time to time to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date hereof to but excluding the later of the date on which the last of such Lender’s Commitments terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank, a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Company and the applicable Issuing Bank on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure attributable to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date hereof; provided that all such fees shall be payable on the later of the date on which the Commitments terminate and the date on which there shall cease to be any LC Exposure. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between any Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to each Issuing Bank, in the case of fees payable to it) for its own account or, in the case of facility fees, for distribution to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest (i) in the case of a Eurocurrency Revolving Borrowing denominated in US Dollars, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, (ii) in the case of a Eurocurrency Revolving Borrowing denominated in a currency other than US Dollars, at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate or (iii) in the case of a Eurocurrency Competitive Borrowing, at the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Borrowing.

(c) The Loans comprising each CDOR Borrowing shall bear interest (i) in the case of a CDOR Revolving Borrowing, at the CDOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, or (ii) in the case of a CDOR Competitive Borrowing, at the CDOR Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Borrowing.

(d) Each Swingline Loan shall bear interest (i) in the case of a US Swingline Loan, at the Alternate Base Rate plus the Applicable Rate, and (ii) in the case of a European Swingline Loan, at the Euro Overnight Index Average Rate.

(e) Each Fixed Rate Loan shall bear interest at the Fixed Rate applicable to such Loan.

(f) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(g) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (f) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan or CDOR Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(h) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Sterling, (ii) interest on Borrowings denominated in Canadian Dollars and (iii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or, except in the case of Borrowings denominated in Sterling, 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, LIBO Rate or CDOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency or a CDOR Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate or the CDOR Rate, as applicable, for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders (or, in the case of a Eurocurrency Competitive Loan or a CDOR Competitive Loan, the Lender that is required to make such Loan) that the Adjusted LIBO Rate, the LIBO Rate or the CDOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing or a CDOR Borrowing in such currency shall be ineffective, and such Borrowing shall be converted to or continued on the last day of the Interest Period applicable thereto (A) if such Borrowing is denominated in US Dollars, as an ABR Borrowing, or (B) if such Borrowing is denominated in any other currency, as a Borrowing bearing interest at such rate as the Lenders and the Company may agree adequately reflects the costs to the Lenders of making or maintaining their Loans (or, in the absence of such agreement, shall be repaid as of the last day of the current Interest Period applicable thereto), (ii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing in US Dollars, such Borrowing shall be made as an ABR Borrowing (or such Borrowing shall not be made if the applicable Borrower revokes (and in such circumstances, such Borrowing Request may be revoked notwithstanding any other provision of this Agreement) such Borrowing Request by telephonic notice, confirmed promptly in writing, not later than one Business Day prior to the proposed date of such Borrowing) and (iii) any request by a Borrower for a Eurocurrency Competitive Borrowing or a CDOR Competitive Borrowing denominated in a currency other than US Dollars shall be ineffective; provided that (A) if the circumstances giving rise to such notice do not affect all the Lenders, then requests by a Borrower for Eurocurrency Competitive Borrowings or CDOR Competitive Borrowings may be made to Lenders that are not affected thereby and (B) if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(b) If any Lender determines that due to any Change in Law it is unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans in any Designated Foreign Currency, or to charge interest rates based upon the LIBO Rate or Adjusted LIBO Rate as contemplated by this Agreement, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue the affected Loans or to convert ABR Loans to affected Loans shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to promptly give), (ii) upon receipt of such notice, the Borrowers shall upon demand from such Lender (with a copy to the Administrative Agent), prepay the affected Loans of such Lender or, in the case of a Loan in dollars, if lawful and otherwise permitted hereunder (including under Section 2.08), convert such Loans to ABR Loans (the rate of interest on which shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of Alternate Base Rate) and (iii) upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 2.16. Each Lender agrees to designate a different applicable lending office if such designation will avoid the need for any such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except to the extent any such reserve requirement is reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii) subject the Administrative Agent, Lender or Issuing Bank to any Taxes (other than Taxes on payments under this Agreement and Other Taxes, which shall be governed by Section 2.17, and Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Bank or the London, interbank market any other condition affecting this Agreement or Eurocurrency Loans, CDOR Loans or Fixed Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or any Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or the Administrative Agent hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender, such Issuing Bank or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or the Administrative Agent, as the case may be, on an after-tax basis for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding such Lender’s or Issuing Bank’s capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by an Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Company will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) If the cost to any Lender of making or maintaining any Loan or participating in any Letter of Credit or any Issuing Bank of issuing or maintaining any Letter of Credit to any Borrowing Subsidiary is increased (or the amount of any sum received or receivable by any Lender (or its applicable lending office) or any Issuing Bank is reduced) by an amount deemed in good faith by such Lender or such Issuing Bank to be material, by reason of the fact that such Borrowing Subsidiary is incorporated in, or conducts business in, a jurisdiction outside the United States, such Borrowing Subsidiary shall indemnify such Lender or such Issuing Bank for such increased cost or reduction within 15 days after demand by such Lender or such Issuing Bank (with a copy to the Administrative Agent). A certificate of such Lender or such Issuing Bank claiming compensation under this paragraph and setting forth the additional amount or amounts to be paid to it hereunder (and the basis for the calculation of such amount or amounts) shall be conclusive in the absence of manifest error.

(d) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, together with supporting documentation or computations, shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender or such Issuing Bank the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(e) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or any Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(f) Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan, CDOR Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan or CDOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(d) and is revoked in accordance therewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment of any Eurocurrency Loan, CDOR Loan or Fixed Rate Loan other than on the last day of the Interest Period, applicable thereto as a result of a request by the Company pursuant to Section 2.19 or the CAM Exchange, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan or CDOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or CDOR Rate, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the eurocurrency market or bill rate market, as applicable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, together with supporting documentation or computations, shall be delivered to the Company and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

SECTION 2.17. Taxes. (a) Each payment by any Borrower under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Borrower or the Administrative Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Borrower or the Administrative Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes or Other Taxes, then the amount payable by such Borrower shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Administrative Agent, Lender or Issuing Bank (as the case may be) receives the amount it would have received had no such withholding been made.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrowers shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the amount and nature of such payment or liability delivered to the Company by a Lender, by an Issuing Bank or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as reasonably requested by the Company to permit such payments to be made without withholding or at a reduced rate.

(i) Any Foreign Lender that is entitled to an exemption from, or reduction in, U.S. Federal withholding tax shall deliver to the Company and the Administrative Agent two (2) completed originals of (A) either United States Internal Revenue Service Form W-8BEN, Form W-8ECI or Form W-8IMY (together with any applicable underlying forms), or any subsequent versions thereof or successors thereto, (B) in the case of a Foreign Lender claiming exemption from or reduction in U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” the applicable Form W-8BEN, or any subsequent versions thereof or successors thereto and a certificate representing that such Foreign Lender (1) is not a bank for purposes of Section 881(c)(3)(A) of the Code, (2) is not a “10 percent shareholder” (within the meaning of Section 881(c)(3)(B) of the Code) of any Loan Party, (3) is not a “controlled foreign corporation” (within the meaning of Section 881(c)(3)(C) of the Code) and (4) is not conducting a trade or business in the United States with which the relevant interest payments are effectively connected, or (C) any other applicable document prescribed by the Internal Revenue Service certifying as to the entitlement of such Foreign Lender to such exemption, or reduced rate, from United States withholding tax with respect to all payments to be made to such Foreign Lender under this Agreement and the other Loan Documents, in all cases, properly completed and duly executed by such Foreign Lender claiming, as applicable, complete exemption from or reduced rate of, U.S. federal withholding tax on payments by the Borrowers under this Agreement and the other Loan Documents. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of a transferee that is a participation holder, on or before the date such participation holder becomes a transferee hereunder) and on or before the date, if any, such Foreign Lender changes its applicable lending office by designating a different lending office. In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Notwithstanding any other provision of this Section 2.17(e), a Lender shall not be required to deliver any form pursuant to this Section 2.17(e) that such Lender is not legally able to deliver.

(ii) Each Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code (a “US Lender”) (y) on or prior to the date such US Lender becomes a US Lender hereunder and (z) from time to time if requested by the Company, shall provide the Administrative Agent and the Company with two original accurate and duly completed United States Internal Revenue Service Forms W-9 certifying as to such Lender’s entitlement to full exemption from United States backup withholding tax, or any successor forms.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent, at the time or times prescribed by law and at such time or times as shall be reasonably requested by the Company or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company or the Administrative Agent, as the case may be, to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(e)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Company (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to any Borrower or any other Person. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to the Company pursuant to this paragraph (f) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.

(g) Each Lender and Issuing Bank shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrowers to do so) attributable to such Lender or Issuing Bank that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(g) shall be paid within 10 Business Days after the Administrative Agent delivers to the applicable Lender or Issuing Bank a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account specified on Schedule 2.18 for the account of the applicable Lenders or, in any such case, to such other account as the Administrative Agent shall from time to time specify in a notice delivered to the Company, except that payments to be made directly to an Issuing Bank or to the Swingline Lenders as expressly provided herein shall be made directly to such parties and payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in the currency of such Loan; all other payments hereunder and under each other Loan Document shall be made in US Dollars, except as otherwise expressly provided. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment. Any amount payable by the Administrative Agent to one or more Lenders in the national currency of a member state of the European Union that has adopted the Euro as its lawful currency shall be paid in Euro.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from any Borrower to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due from such Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal of the Loans and unreimbursed LC Disbursements then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, amounts owing in respect of any participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, amounts owing in respect of participations in LC Disbursements or Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, amounts owing in respect of participations in LC Disbursements or Swingline Loans, as applicable, of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, amounts owing in respect of participations in LC Disbursements or Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at (i) the greater of the Federal Funds Effective Rate and a rate determined by the

Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of an amount denominated in US Dollars) and (ii) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of an amount denominated in any Designated Foreign Currency).

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b) or paragraph (d) of this Section 2.18, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Borrower is required to pay any additional interest to any Lender pursuant to Section 2.21, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15, 2.17 or 2.21, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Borrower is required to pay any additional interest to any Lender pursuant to Section 2.21, or if any Lender delivers a notice of illegality pursuant to Section 2.20, or if any Lender becomes a Defaulting Lender or is a Declining Lender under Section 2.09(f), then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent and each Issuing Bank, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans) and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17 or additional interest required pursuant to Section 2.21, such assignment will result in a material reduction in such compensation, payments or additional interest.

SECTION 2.20. Borrowing Subsidiaries. On or after the Effective Date, the Company may designate any Wholly Owned Subsidiary of the Company organized in the United States of America, the United Kingdom, a member state of the European Union or Canada as a US Borrowing Subsidiary, a UK Borrowing Subsidiary, a Euro Borrowing Subsidiary or a Canadian Borrowing Subsidiary, as applicable, by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company. As soon as practicable upon receipt thereof, the Administrative Agent will make a copy of such Borrowing Subsidiary Agreement available to the Lenders. Each Borrowing Subsidiary Agreement shall become effective on the date five Business Days after it has been so made available by the Administrative Agent (subject to the receipt by any Lender of any information reasonably requested by it under the Patriot Act or other “know-your-customer” laws not later than the second Business Day after the delivery of such Borrowing Subsidiary Agreement), unless prior thereto the Administrative Agent shall have received written notice from any Lender stating that it would be unlawful under Federal or applicable state or foreign law for such Lender to make Loans or otherwise extend credit to or do business with such Subsidiary as provided herein, in which case such Borrowing Subsidiary Agreement shall not become effective until such time as such Lender withdraws such notice or ceases to be a Lender hereunder pursuant to Section 2.19(b). Upon the effectiveness of any Borrowing Subsidiary Agreement, the applicable Subsidiary shall for all purposes of this Agreement be a Borrowing Subsidiary and a party to this Agreement. Upon the execution by the Company and delivery to the Administrative Agent of a Borrowing Subsidiary Termination with respect to any Borrowing Subsidiary, such Subsidiary shall cease to be a Borrowing Subsidiary and a party to this Agreement. Notwithstanding the foregoing, (a) no Borrowing Subsidiary shall be permitted to borrow or obtain Letters of Credit hereunder at a time when it shall be unlawful for any Lender participating in a Tranche under which such Subsidiary may borrow to make Loans or otherwise extend credit to such Subsidiary as provided herein, and (b) no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary (other than to terminate such Borrowing Subsidiary’s right to make further Borrowings or obtain additional Letters of Credit under this Agreement) at a time when any principal of or interest on any Loan to or Letter of Credit issued for the account of such Borrowing Subsidiary shall be outstanding hereunder. Promptly following receipt of any Borrowing Subsidiary Termination, the Administrative Agent shall send a copy thereof to each Lender.

SECTION 2.21. Additional Reserve Costs. (a) If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the Bank of England or the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the Statutory Reserve Rate) in respect of any of such Lender’s Eurocurrency Loans or CDOR Loans in any Designated Foreign Currency, such Lender may require the relevant Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Eurocurrency Loans or CDOR Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.

(b) Any additional interest owed pursuant to paragraph (a) above shall be determined by the relevant Lender, which determination shall be conclusive absent manifest error, and notified to the relevant Borrower (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the relevant Loan, and such additional interest so notified to the relevant Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.

SECTION 2.22. Redenomination of Certain Designated Foreign Currencies. (a) Each obligation of any party to this Agreement to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London Interbank Market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and (i) without limiting the liability of any Borrower for any amount due under this Agreement and (ii) without increasing any Commitment of any Lender, all references in this Agreement to minimum amounts (or integral multiples thereof) denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall, immediately upon such adoption, be replaced by references to such minimum amounts (or integral multiples thereof) as shall be specified herein with respect to Borrowings denominated in Euro.

(c) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent (in consultation with the Company) may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

SECTION 2.23. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Commitments and Revolving Credit Exposures of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided, that this clause (b) shall not apply in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender affected thereby;

(c) if any US Swingline Exposure, European Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) (x) with respect to any US Swingline Exposure, all or any part of the US Swingline Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Combined Tranche Percentages, but only to the extent that no non-Defaulting Lender’s Revolving Credit Exposure of either Tranche, as increased by its share under such Tranche of such Defaulting US Swingline Exposure, would exceed such non-Defaulting Lender’s Commitment under such Tranche, (y) with respect to any European Swingline Exposure, all or any part of the European Swingline Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Multicurrency Tranche Lenders in accordance with their respective Multicurrency Tranche Percentages, but only to the extent the sum of all non-Defaulting Multicurrency Tranche Lenders’ Multicurrency Tranche Revolving Credit Exposures plus such Defaulting Lender’s European Swingline Exposure does not exceed the total of all non-Defaulting Multicurrency Tranche Lenders’ Multicurrency Tranche Commitments, and (z) with respect to any LC Exposure, all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Combined Tranche Percentages, but only to the extent that no non-Defaulting Lender’s Revolving Credit Exposure of either Tranche, as increased by its share under such Tranche of such Defaulting Lender’s LC Exposure, would exceed such non-Defaulting Lender’s Commitment under such Tranche;

(ii) if the reallocations described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (after giving effect to any partial reallocation pursuant to clause (i) above) (x) prepay the portion of such Defaulting Lender’s US Swingline Exposure or European Swingline Exposure that cannot be reallocated and/or (y) cash collateralize for the benefit of the Issuing Banks only the Borrowers’ obligations corresponding to the portion of such Defaulting Lender’s LC Exposure that cannot be reallocated in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(b) shall be adjusted in accordance with the amounts of such LC Exposure allocated to the non-Defaulting Lenders; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Banks or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Banks until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(vi) so long as such Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related Swingline Exposure or LC Exposure of such Defaulting Lender will be 100% reallocated to non-Defaulting Lenders and/or cash collateralized in accordance with Section 2.23(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders of the applicable Tranche in a manner consistent with Section 2.23(c)(i) (and such Defaulting Lender shall not participate therein).

(d) If (i) a Bankruptcy Event with respect to a parent entity of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) a Swingline Lender or an Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Swingline Lender shall not be required to fund any Swingline Loan and such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender reasonably satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to eliminate any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrowers, each Swingline Lender and each Issuing Bank agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposures and LC Exposures of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitments and on such date such Lender shall purchase at par such of the US Tranche Loans and/or Multicurrency Tranche Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for the Lenders to hold such Loans in accordance with their applicable Tranche Percentages.

No Commitment of any Lender shall be increased or otherwise affected and, except as otherwise expressly provided in this Section, performance by the Borrowers of their obligations hereunder and under the other Loan Documents shall not be excused or otherwise modified, as a result of the operation of this Section. The rights and remedies against a Defaulting Lender under this Section are in addition to other rights and remedies that the Borrowers, the Administrative Agent, the Swingline Lenders, any Issuing Bank or any non-Defaulting Lender may have against such Defaulting Lender (and, for the avoidance of doubt, each non-Defaulting Lender shall have a claim against any Defaulting Lender for any losses it may suffer as a result of the operation of this Section).

ARTICLE III

Representations and Warranties

Each of the Company and the Borrowing Subsidiaries represents and warrants to the Lenders that:

SECTION 3.01. Organization and Qualification. Each Borrower is duly organized, validly existing and in good standing (to the extent such concept is relevant to such Person in its jurisdiction of organization) under the laws of the jurisdiction of its organization, has full and adequate corporate power to carry on its business as now conducted, and is duly licensed or qualified and, to the extent relevant, in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary, except where such failure to be so licensed or qualified and in good standing would not have a Material Adverse Effect.

SECTION 3.02. Subsidiaries. Each Significant Subsidiary is duly organized, validly existing and in good standing (to the extent such concept is relevant to such Person in its jurisdiction of organization) under the laws of the jurisdiction of its organization, has the requisite power to carry on its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary, except where such failure would not have a Material Adverse Effect. All the issued and outstanding Equity Interests in each Significant Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares owned by the Company or a Subsidiary are owned, beneficially and of record, by the Company or such Subsidiary, free of any Lien other than Permitted Encumbrances. The Significant Subsidiaries as of the date hereof are listed on Schedule 3.02.

SECTION 3.03. Corporate Authority and Validity of Obligations. Each Borrower has the requisite right and authority to consummate the Transactions, to enter into this Agreement and each other Loan Document to which it is a party, to make the Borrowings herein provided for, to issue its notes in evidence thereof and to perform all of its obligations hereunder and under each other Loan Document to which it is a party.

Each of the Transactions has been duly authorized by the Borrowers and the execution, delivery and performance of this Agreement and the other Loan Documents have been duly authorized by all necessary corporate, company or partnership action by each Borrower party thereto and constitute valid and binding obligations of the Borrowers enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. None of the Transactions, this Agreement, the other Loan Documents and the performance or observance by any Borrower or any Subsidiary of its obligations under the Loan Documents will contravene any provision of law or judgment or any charter or by-law provision of any Borrower or, to the extent such contravention would reasonably be expected to result in any Material Adverse Effect, any material covenant, indenture or agreement of or affecting any Borrower or a substantial portion of any of their respective properties.

SECTION 3.04. Margin Stock. None of the Borrowers or Subsidiaries is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and none of the Borrowers or Subsidiaries will use the proceeds of any Loan in a manner that violates any provision of Regulation U or X of the Board of Governors of the Federal Reserve System.

SECTION 3.05. Financial Reports. The consolidated balance sheet of the Company and the Subsidiaries and the related consolidated statements of earnings, shareholders’ equity and cash flows of the Company and the Subsidiaries and accompanying notes thereto as at December 29, 2012, and for the fiscal year then ended, which financial statements are accompanied by the report of PricewaterhouseCoopers LLP, and the consolidated balance sheet of the Company and the Subsidiaries and the related consolidated statements of earnings, shareholders’ equity and cash flows of the Company and the Subsidiaries as at September 28, 2013, and for the fiscal quarter and portion of the fiscal year then ended, in each case heretofore furnished to the Administrative Agent, fairly present in all material respects the consolidated financial condition of the Company and the Subsidiaries as at such dates and their consolidated results of operations, shareholders’ equity and cash flows for the periods then ended in conformity with GAAP, subject, in the case of the September 28, 2013, financial statements, to normal year-end audit adjustments and the absence of footnotes.

SECTION 3.06. No Material Adverse Change. Since December 29, 2012, there has not occurred or become known any condition or change that has affected or would reasonably be expected to affect materially and adversely the business, assets, liabilities or financial condition of the Company, and its Subsidiaries taken as a whole.

SECTION 3.07. Litigation. There is no litigation or governmental proceeding pending, or to the knowledge of the Company threatened, against the Company or any Subsidiary (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected to impair the validity or enforceability of, or materially impair the ability of the Company or any other Borrower to perform its obligations under, this Agreement or any other Loan Document or (b) except as disclosed on Schedule 3.07 or in the Company’s Form 10-Ks and 10-Qs filed with the SEC covering periods through September 28, 2013, would reasonably be expected to result in any Material Adverse Effect.

SECTION 3.08. Tax Returns. Except as set forth on Schedule 3.08, the Company has filed consolidated United States federal income tax returns for all taxable years ended on or before December 29, 2012, and such returns of the Company for the taxable year ended December 29, 2012, and all taxable years ended before such date have been examined and approved by the Internal Revenue Service, and any additional assessments for any such year have been paid or the applicable statute of limitations therefor has expired. There are no assessments pending for the consolidated United States federal income tax returns of the Company and the Subsidiaries for any taxable year ended after December 29, 2012, nor to the knowledge of the Company is any such assessment threatened, other than those provided for by adequate reserves under GAAP and those that would not reasonably be expected to result in any Material Adverse Effect.

SECTION 3.09. Approvals. No authorization, consent, license, exemption, filing or registration with any court or governmental department, agency or instrumentality, or any other Person, is necessary to the consummation of the Transactions or the valid execution, delivery or performance by any Borrower of this Agreement or any other Loan Document except for those obtained on or before the Effective Date or those the failure of which to obtain would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

SECTION 3.10. ERISA. The Company and the Subsidiaries are in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”) to the extent applicable to them and have received no notice to the contrary from the Pension Benefit Guaranty Corporation or any successor thereto (“PBGC”). No condition exists or event or transaction has occurred under or relating to any Plan which could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Environmental Matters. Except as set forth on Schedule 3.11, or except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Company and its Subsidiaries (a) has failed to comply with any Environmental Laws or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Laws, (b) has become subject to any liability under any Environmental Laws, (c) has received notice of any claim with respect to any Environmental Laws or (d) knows of any basis for any liability under any Environmental Laws.

SECTION 3.12. Properties. (a) Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Liens permitted by Section 6.02 and except for defects in title that could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

(b) Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by them does not infringe upon the rights of any other Person, except for any such defects in ownership or license rights or other infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.13. Compliance with Laws. (a) Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of the Food and Drug Administration and each other Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) The Company has implemented and maintains in effect policies and procedures designed to provide for compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees and to the knowledge of the Company its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. None of (i) the Company, any Subsidiary or, to the knowledge of the Company, any of their respective directors, officers or employees, or (ii) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. Neither any Borrowing nor the direct or indirect use of any proceeds thereof will result in a violation by any party hereto of Anti-Corruption Laws or applicable Sanctions.

SECTION 3.14. Investment Company Status. None of the Company and its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.15. Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Company to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, and that no assurance can be given that such projections will be realized).

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Gary H. Pilnick, Senior Vice President, General Counsel, Corporate Development and Secretary of the Company, substantially in the form of Exhibit D-1, and (ii) Kirkland & Ellis LLP, counsel for the Borrowers, substantially in the form of Exhibit D-2. Each Borrower hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing (to the extent such concept is relevant to such Person in its jurisdiction of organization) of each Borrower and the authorization of the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid on or prior to the Effective Date by the Borrowers hereunder.

(f) On the Effective Date, the commitments under the Existing Credit Agreement shall have been terminated, the loans and other amounts outstanding or accrued thereunder, whether or not at the time due and payable, shall have been paid in full, and all letters of credit outstanding thereunder shall have expired or been terminated or shall be Existing Letters of Credit.

(g) The Administrative Agent and Lenders shall have received all documentation and other information relating to the Borrowers and their subsidiaries reasonably requested by them for purposes of ensuring compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the Anti-terrorism Act (Canada).

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder and of the Issuing Banks to issue Letters of Credit shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 5:00 p.m., New York City time, on March 31, 2014 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Borrowing. The obligation of each Lender to make any Loan and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit hereunder is subject to the satisfaction (or waiver in accordance with Section 10.02) of the following conditions:

(a) The representations and warranties (other than those set forth in Sections 3.06 and 3.07 in the case of Borrowings made, or Letters of Credit issued, amended, renewed or extended, as applicable, after the Effective Date) of the Borrowers set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or such issuance, amendment, renewal or extension of a Letter of Credit, as applicable.

(b) At the time of and immediately after giving effect to such Borrowing or such issuance, amendment, renewal or extension of any Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03. Initial Extension of Credit to each Borrowing Subsidiary. The obligation of each Lender to make Loans and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit to or for the account of any Borrowing Subsidiary (other than the Borrowing Subsidiaries party hereto on the date hereof) is subject to the satisfaction (or waiver in accordance with Section 10.02) of the following conditions:

(a) The Administrative Agent (or its counsel) shall have received such Borrowing Subsidiary’s Borrowing Subsidiary Agreement, duly executed by all parties thereto.

(b) The Administrative Agent shall have received such documents and certificates, including such opinions of counsel, as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing (to the extent such concept is relevant to such Person in its jurisdiction of organization) of such Borrowing Subsidiary, the authorization of the Transactions insofar as they relate to such Borrowing Subsidiary and any other legal matters reasonably relating to such Borrowing Subsidiary, its Borrowing Subsidiary Agreement or such Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders as to itself and its subsidiaries and each Borrowing Subsidiary covenants and agrees with the Lenders as to itself and its subsidiaries that:

SECTION 5.01. Corporate Existence. The Company shall, and shall cause each Significant Subsidiary to, preserve and maintain its corporate existence, subject to the provisions of Section 6.03.

SECTION 5.02. Maintenance. The Company will maintain, preserve and keep its property necessary to the proper conduct of its business in reasonably good repair, working order and condition (ordinary wear and tear and damage by casualty excepted) and will from time to time make all necessary repairs, renewals, replacements, additions and betterments thereto so that in the judgment of the Company at all times such property shall be reasonably preserved and maintained, and will cause each Significant Subsidiary so to do for property owned or used by it, except where the failure of which to maintain or preserve could not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 5.02 shall prevent the Company or a Significant Subsidiary from discontinuing the operation or maintenance of any such property if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of the Subsidiary and in the reasonable opinion of the Company is not disadvantageous in any material respect to the Lenders.

SECTION 5.03. Taxes. The Company will duly pay and discharge, and will cause each Subsidiary to pay and discharge, all material taxes, rates, assessments, fees and governmental charges upon or against the Company or such Subsidiary or against their respective property, in each case before the same becomes delinquent and before penalties accrue thereon, unless and to the extent that (a) the same is being contested in good faith and by appropriate proceedings and adequate reserves under GAAP are provided therefor or (b) the same could not reasonably be expected to give rise to a Lien that would not be permitted under Section 6.02(d).

SECTION 5.04. Insurance. The Company will insure, and keep insured, and will cause each Subsidiary to insure, and keep insured, with reputable insurance companies, all insurable property owned by it which is of a character usually insured by companies similarly situated and operating like property. To the extent usually insured (subject to self-insured retentions) by companies similarly situated and conducting similar businesses, the Company will also insure, and cause each Subsidiary to insure, employers’ and public and product liability risks with reputable insurance companies. The Company will upon request of the Administrative Agent furnish to the Administrative Agent, for distribution to each Lender, a summary setting forth the nature and extent of the insurance maintained pursuant to this Section 5.04.

SECTION 5.05. Financial Reports and Other Information. The Company will, and will cause each Subsidiary to, maintain a standard system of accounting substantially in accordance with GAAP and will furnish to the Lenders and their respective duly authorized representatives such information respecting the business and financial condition of the Company and the Subsidiaries as they may reasonably request; and without any request will furnish to the Administrative Agent, which will make available by means of electronic posting to each Lender:

(a) within 60 days after the end of each of the first three quarterly fiscal periods of the Company, a copy of the Company’s Form 10-Q Report filed with the SEC;

(b) within 120 days after the end of each fiscal year of the Company, a copy of the Company’s Form 10-K Report filed with the SEC, including a copy of the annual report of the Company and the Subsidiaries for such year with accompanying financial statements, prepared by the Company and certified by independent public accountants of recognized standing, in accordance with GAAP;

(c) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports the Company sends to its shareholders, and copies of all other regular, periodic and special reports and all registration statements the Company files with the SEC, or with any national securities exchange;

(d) promptly following a request therefor, any documentation or other information that a Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(e) (i) promptly after the Company has knowledge thereof, notice (including a description in reasonable detail) of the occurrence of any Default or Event of Default, and (ii) within five Business Days after the Company has knowledge thereof, notice of any change to any rating of the Index Debt by S&P or Moody’s.

Each of the financial statements furnished to the Lenders pursuant to subsections (a) and (b) of this Section 5.05 shall be accompanied by a compliance certificate in substantially the form of Exhibit E signed by a Financial Officer of the Company. Each financial statement furnished to the Lenders pursuant to subsection (b) of this Section 5.05 shall also be accompanied by a certificate signed by a Financial Officer of the Company attaching a revised form of Schedule 3.02 showing all additions to and removals from the Significant Subsidiaries since the date of the most recently delivered form of Schedule 3.02 (or confirming that there have been no changes from such most recently delivered form of Schedule 3.02). If the Company is no longer required to file Form 10-Q and 10-K Reports with the SEC, the Company will nevertheless furnish to the Lenders at the time herein above set forth all the financial and other information that would have comprised such filings.

Information required to be delivered pursuant to this Section shall be deemed to have been delivered on the date on which the Company provides notice to the Lenders that such information has been posted on the Company’s website on the Internet at http://www.kelloggs.com or at the appropriate Company designated website at http://www.sec.gov or http://intralinks.com; provided that the Company shall deliver paper copies of the information referred to in this Section after the date delivery is required thereunder to any Lender which requests such delivery within 5 Business Days after such request.

SECTION 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which in all material respects full, true and correct entries are made of all dealings and transactions in relation to its business and activities consistent with good business practices in the judgment of the Company. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its independent accountants (upon reasonable notice to the Company and with its officers permitted to be present at such times) and its officers, all at such reasonable times and as often as reasonably requested.

SECTION 5.07. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of the Food and Drug Administration and each other Governmental Authority applicable to it or its property, including all Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders as to itself and its subsidiaries and each Borrowing Subsidiary covenants and agrees with the Lenders as to itself and its subsidiaries that:

SECTION 6.01. Indebtedness. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist at any time:

(a) any Indebtedness of the Company secured by any Lien encumbering any asset of the Company or any Subsidiary (other than Indebtedness of the Company set forth on Schedule 6.01);

(b) any Indebtedness of any Subsidiary (other than (i) Indebtedness under this Agreement, (ii) the Indebtedness of any Subsidiary set forth on Schedule 6.01, (iii) Indebtedness to the Company or any other Wholly Owned Subsidiary, (iv) Indebtedness of any Person that becomes a Subsidiary after the date hereof that existed at the time such Person became a Subsidiary and was not created in contemplation of or in connection with such Person becoming a Subsidiary and refinancings thereof and (v) Indebtedness of one or more Subsidiaries incurred to pay the consideration payable in respect of one or more acquisitions by the Company or any Subsidiary or Subsidiaries (as applicable) of all the Equity Interests or all or substantially all the assets of any other Person or assets comprising a division or other business unit of any other Person and refinancings thereof); or

(c) any Capital Lease Obligation;

if such creation, incurrence, assumption or existence would result in the sum, without duplication, of (i) the aggregate principal amount of Indebtedness outstanding under clauses (a), (b) and (c) above, (ii) the aggregate principal amount of outstanding obligations secured by Liens permitted by Section 6.02(d) and (iii) the aggregate amount of the Financed Portions of all outstanding Securitizations exceeding 15% of Consolidated Total Assets as of the most recent fiscal quarter end for which financial statements for the Company and its Subsidiaries are available.

SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances and Liens solely for the benefit of the Company or any Wholly Owned Subsidiary;

(b) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and

(d) Liens not expressly permitted by clauses (a) through (c) above and Securitizations; provided that the sum, without duplication, at any time of (i) the aggregate principal amount of Indebtedness outstanding under Sections 6.01(a), (b) and (c), (ii) the aggregate principal amount of outstanding obligations secured by Liens permitted by this clause (d) and (iii) the aggregate amount of the Financed Portions of all outstanding Securitizations shall not exceed 15% of Consolidated Total Assets as of the most recent fiscal quarter end for which financial statements for the Company and its Subsidiaries are available.

SECTION 6.03. Fundamental Changes. (a) The Company will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired and whether directly or through any merger or consolidation of, or any sale, transfer, lease or other disposition of Equity Interests in, or the assets of, any Subsidiary), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Company in a transaction in which the Company is the surviving corporation, (ii) any Person (other than the Company) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Company or to another Subsidiary and (iv) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders.

(b) The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date of this Agreement and businesses reasonably related, ancillary or similar thereto or supportive thereof.

SECTION 6.04. Use of Proceeds. The proceeds of the Loans will be used only for general corporate purposes of the Company and the Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X. Following the application of the proceeds of each Loan, not more than 25% of the value of the assets of the Company and its Subsidiaries that are subject to any arrangement hereunder whereby the Company’s or any Subsidiary’s right or ability to sell, pledge or otherwise dispose of assets is in any way restricted will be Margin Stock. Letters of Credit will be issued only to support payment obligations incurred in the ordinary course of business by the Company and the Subsidiaries. The Company will not use, and will cause its Subsidiaries and its or their respective directors, officers and employees and use its commercially reasonable efforts to cause its or their respective agents not to use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of directly or indirectly funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case in violation of any applicable Sanctions or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 6.05. Interest Expense Coverage Ratio. The Company will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for any period of four consecutive fiscal quarters ending after the Effective Date, to be less than 4.0 to 1.0.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) (i) default in the payment when due of any principal of any Loan, or any reimbursement obligation in respect of any LC Disbursement, when and as the same shall become due and payable, whether on the date thereof or at a date fixed for prepayment thereof or otherwise, or (ii) default for a period of five days in the payment when due of interest on any Loan, or (iii) default for a period of 10 days in the payment when due of any other sum required to be paid pursuant to this Agreement;

(b) default by any Borrower in the observance or performance of any of the covenants set forth in Sections 5.01 (with respect to the Company’s existence) or 5.05(e)(i) or in Article VI;

(c) default by any Borrower in the observance or performance of any other provision hereof not mentioned in (a) or (b) above, which is not remedied within 30 days after notice thereof to the Company by the Administrative Agent or any Lender;

(d) any representation or warranty made (or deemed made) herein by any Borrower, or in any statement or certificate furnished by any Borrower pursuant hereto or in connection with any Loan, proves untrue in any material respect as of the date of the issuance or making (or deemed making) thereof;

(e) default in the payment when due, after any applicable grace period, of any Indebtedness or any amount due under any Hedging Agreement the US Dollar Equivalent of the aggregate principal amount of which exceeds US$50,000,000 (the “Aggregate Amount”) issued, assumed or guaranteed by the Company or any Subsidiary (other than Indebtedness owing by any Subsidiary to the Company or to another Subsidiary); or default or other event under any indenture, agreement or other instrument under which any such Indebtedness is outstanding or under any such Hedging Agreement, and such default or event shall result in the acceleration of the maturity or the required redemption or repurchase of Indebtedness, or the early termination of and a required payment under such Hedging Agreement, exceeding in the aggregate such Aggregate Amount;

(f) any “reportable event” (as defined in ERISA or the regulations thereunder) which constitutes grounds for the termination of any Plan by the PBGC, or for the appointment by an appropriate court of a trustee to administer or liquidate any Plan, or could reasonably be expected to result in a Material Adverse Effect, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Company by the Administrative Agent; or any Plan shall be terminated by the PBGC; or a trustee shall be appointed to administer any Plan; or the PBGC shall institute proceedings to administer or terminate any Plan; and in the case of any such event the aggregate amount of unfunded liabilities under any affected Plan shall exceed (either singly or in the aggregate in the case of any such liability arising under more than one Plan) US$50,000,000; or the Company or any of its Subsidiaries or any member of the Controlled Group of any of them shall withdraw (completely or partially) from any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and the aggregate amount of the liability of the Company and its Subsidiaries to such plan under Title IV of ERISA shall exceed (either singly or in the aggregate in the case of any such liability arising under more than one such plan) US$50,000,000;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Company or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i) the Company or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) one or more judgments for the payment of money in an aggregate amount in excess of US$75,000,000 (except to the extent covered by insurance as to which the insurer has acknowledged such coverage in writing) shall be rendered against the Company, any Significant Subsidiary or any combination thereof and the same shall remain undischarged and unstayed beyond the period during which an appeal may be filed under applicable law, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment; or

(k) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Company described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and in case of any event with respect to the Company described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

If a Default or Event of Default shall have occurred with respect to any Borrowing Subsidiary (other than any Default or Event of Default under a provision of this Agreement that (x) applies to such Borrowing Subsidiary by virtue of its status as a Subsidiary or a Significant Subsidiary and regardless of whether it is a Borrowing Subsidiary or (y) is the result of any payment default), then immediately upon the repayment in full of the principal of and interest accrued on all Loans outstanding to such Borrowing Subsidiary and the delivery to the Administrative Agent of a Borrowing Subsidiary Termination Agreement in accordance with Section 2.20 such Default or Event of Default shall cease to be effective with respect to such Borrowing Subsidiary.

On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in this Article VII and (ii) the Lenders shall automatically and without further act be deemed to have exchanged interests in the Designated Obligations such that, in lieu of the interests of each Lender in the Designated Obligations under each Tranche in which it shall participate as of such date, such Lender shall own an interest equal to such Lender’s CAM Percentage in the Designated Obligations under each of the Tranches. Each Lender, each person acquiring a participation from any Lender as contemplated by Section 10.04, the Company and each Borrower hereby consents and agrees to the CAM Exchange. Each of the Company, the Borrowers and the Lenders agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of the Company or any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Designated Obligations shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment or distribution to the extent required by the next paragraph below), but giving effect to assignments after the CAM Exchange Date, it being understood that nothing herein shall be construed to prohibit the assignment of a proportionate part of all an assigning Lender’s rights and obligations in respect of a single Class of Commitments or Loans.

In the event that, on or after the CAM Exchange Date, the aggregate amount of the Designated Obligations shall change as a result of the making of an LC Disbursement by an Issuing Bank that is not reimbursed by the applicable Borrower, then (i) each Lender (determined without giving effect to the CAM Exchange) shall, in accordance with Section 2.06(d), promptly purchase from the applicable Issuing Bank a participation in such LC Disbursement in the amount of such Lender’s applicable Combined Tranche Percentage of such LC Disbursement (without giving effect to the CAM Exchange) and (ii) the Administrative Agent shall redetermine the CAM Percentages after giving effect to such LC Disbursement and the purchase of participations therein by the Lenders and, in the event distributions shall have been made in accordance with the preceding paragraph, the Lenders shall make such payments to one another as shall be necessary in order that the amounts received by them shall be equal to the amounts they would have received had each LC Disbursement been outstanding on the CAM Exchange Date. Each such redetermination shall be binding on each of the Lenders and their successors and assigns and shall be conclusive, absent manifest error.

ARTICLE VIII

The Administrative Agent

In order to expedite the transactions contemplated by this Agreement, JPMCB is hereby appointed to act as Administrative Agent on behalf of the Lenders and Issuing Banks. Each of the Lenders and each Issuing Bank hereby irrevocably authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any bank serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company, any Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company, any Borrower or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own bad faith, gross negligence or wilful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by a Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs and the provisions of Section 10.03 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company. Upon any such resignation, the Required Lenders shall have the right (in consultation with, and (unless an Event of Default has occurred and is continuing pursuant to Article VII) with the consent of, the Company, which shall not be unreasonably withheld) to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (in consultation with, and (unless an Event of Default has occurred and is continuing pursuant to Article VII), with the consent of the Company, which shall not unreasonably withhold such consent and which shall, if the retiring Administrative Agent shall so request, designate and approve a successor Administrative Agent) on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After an Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

None of the institutions named as Syndication Agent, Documentation Agent or Joint Lead Arranger and Joint Bookrunner on the cover page of this Agreement shall, in their capacities as such, have any duties or responsibilities of any kind under this Agreement.

ARTICLE IX

Guarantee

In order to induce the Lenders to extend credit to the Borrowing Subsidiaries hereunder and to induce the Issuing Banks to issue Letters of Credit hereunder, the Company hereby absolutely irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the Obligations of the Borrowing Subsidiaries. The Company further agrees that the due and punctual payment of the Obligations of the Borrowing Subsidiaries may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any Obligation.

The Company waives presentment to, demand of payment from and protest to any Borrowing Subsidiary of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of any Lender or Issuing Bank, as the case may be, to assert any claim or demand or to enforce any right or remedy against any Borrowing Subsidiary under the provisions of this Agreement any Borrowing Subsidiary Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, any Borrowing Subsidiary Agreement or any other Loan Document or agreement; (d) the failure or delay of any Lender or Issuing Bank, as the case may be, to exercise any right or remedy against any other guarantor of the Obligations; (e) the failure of any Lender or Issuing Bank, as the case may be, to assert any claim or demand or to enforce any remedy under any Loan Document or any other agreement or instrument; (f) any default, failure or delay, wilful or otherwise, in the performance of the Obligations; or (g) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of the Company as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

The Company further agrees that its guarantee hereunder constitutes a promise of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Lender or Issuing Bank, as the case may be, to any balance of any deposit account or credit on the books of any Lender or Issuing Bank, as the case may be, in favor of any Borrower or Subsidiary or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise.

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Lender or Issuing Bank as applicable, upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Lender or Issuing Bank may have at law or in equity against the Company by virtue hereof, upon the failure of any Borrowing Subsidiary to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the Lenders in cash an amount equal to the unpaid amount of such Obligation. The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any legal prohibition, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any Lender, not consistent with the protection of its rights or interests, then, at the election of such Lender, the Company shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify such Lender against any losses or expenses (including losses or expenses resulting from fluctuations in exchange rates) that it shall sustain as a result of such alternative payment.

Upon payment in full by the Company of any Obligation of any Borrowing Subsidiary, each Lender shall, in a reasonable manner, assign to the Company the amount of such Obligation owed to such Lender and so paid, such assignment to be pro tanto to the extent to which the Obligation in question was discharged by the Company, or make such disposition thereof as the Company shall direct (all without recourse to any Lender and without any representation or warranty by any Lender). Upon payment by the Company of any sums as provided above, all rights of the

Company against any Borrowing Subsidiary arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by such Borrowing Subsidiary to the Lenders (it being understood that, after the discharge of all the Obligations due and payable from such Borrowing Subsidiary, such rights may be exercised by the Company notwithstanding that such Borrowing Subsidiary may remain contingently liable for indemnity or other Obligations).

ARTICLE X

Miscellaneous

SECTION 10.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic mail, as follows:

(i) if to the Company, to it at One Kellogg Square, P.O. Box 3599, Battle Creek, MI 49016-3599, Attention of each of the Treasurer and the General Counsel (Telecopy No. (269) 961-3494);

(ii) if to any Borrowing Subsidiary, to it in care of the Company as provided in paragraph (a) above;

(iii) if to the Administrative Agent, JPMCB, in its capacity as a Swingline Lender or JPMCB, in its capacity as Issuing Bank, as follows: (i) if such notice relates to a Loan or Borrowing denominated in US Dollars or to a Letter of Credit, or does not relate to any particular Loan, Borrowing or Letter of Credit, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 500 Stanton Christiana Road, Ops 2 Floor 3, Newark, DE 19713, Attention of Heshan Wanigasekera, Telephone No. 302-634-4166, Telecopy No. 302-634-4166, Heshan.s.wanigasekera@jpmorgan.com, with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York, New York 10179, Attention of Tony Yung (Telecopy No. (212) 270-6637); (ii) if such notice relates to a Loan or Borrowing denominated in Canadian Dollars, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 500 Stanton Christiana Road, Ops 2 Floor 3, Newark, DE 19713, Attention of Amanda Collins, Telephone No. 302-634-4403, Telecopy No. 302-634-8459, amanda.collins@jpmorgan.com, with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York, New York 10179, Attention of Tony Yung (Telecopy No. (212) 270-6637); and (iii) if such notice relates to a Loan or Borrowing denominated in Euro, Sterling or a Designated Foreign Currency, to the Attention of The Manager, Loan & Agency Services, J.P. Morgan Europe Ltd., Floor 6, 25 Bank Street, Canary Wharf, London, E14 5JP United Kingdom, Telephone No. +44 (0) 207 742 9941, Telecopy No. + 44 (0) 207 777 2360, loan_and_agency_london@jpmorgan.com, with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York, New York 10179, Attention of Tony Yung (Telecopy No. (212) 270-6637);

(iv) if to Barclays Bank PLC, in its capacity as European Swingline Lender, to Barclays Loan Operations, 10, South Colonnade, London, E14 4PU United Kingdom, Attention of Anant Sharma and Kailash Choudhary, Telephone No. +44 (0) 20 3134 0516, Telecopy No. +44 (0) 20 7516 3867, email 442033201066@tls.ldsprod.com and bot@barclays.com, with a copy to Barclays Loan Operations, 70 Hudson Street, Jersey City, New Jersey 07302, Attention of Ryan Magee, Telecopy No. (972) 535-5728, 19725355728@tls.ldsprod.com;

(v) if to any other Issuing Bank or Swingline Lender, to it at the address most recently specified by it in a notice delivered to the Administrative Agent and the Company; and

(vi) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(b) The Company agrees that the Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communication on Debt Domain, Intralinks, Syndtrak or a similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. Neither the Administrative Agent nor any its Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform.

SECTION 10.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Lender or any Issuing Bank in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Lenders and the Issuing Banks hereunder and under any other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the written consent of the Required Lenders and, in the case of any other Loan Document, each applicable Borrower (or the Company on behalf of such Borrower); provided that no such agreement shall (i) increase a Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable to any Lender hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or any LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) waive or change Section 2.18(b) or (c) or any other provision providing for the pro rata sharing of payments among the Lenders in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby, (v) waive or change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Tranche) required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) waive or change any provision of the last three paragraphs of Article VII without the written consent of each Lender, (vii) waive or change any provision of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders under either Tranche differently from those of Lenders under the other Tranche without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of the adversely affected Tranche, or (viii) release the Company from its obligations under Article IX without the written consent of each Lender; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank or Swingline Lender hereunder without the prior written consent of the Administrative Agent or such Issuing Bank or Swingline Lender, as the case may be, and (B) any waiver, amendment or modification that by its terms is limited in effect to the rights or duties of Lenders under one of the Tranches may be effected by an agreement or agreements in writing entered into by the Company and the requisite percentage in interest of Lenders under the affected Tranche. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Company, the Required Lenders and the Administrative Agent (and, if its rights or obligations are affected thereby, each Issuing Bank or Swingline Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement, including reimbursement obligations with respect to LC Disbursements and interest thereon.

SECTION 10.03. Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one outside counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers (requested by or for the benefit of any Borrower) of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrowers shall indemnify the Administrative Agent, each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons involved directly or indirectly in the Transactions (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (other than Excluded Taxes), including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, including the arrangement and syndication of the credit facilities provided for herein, (ii) any Loan, or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and whether brought by a third party or by any Borrower or any Affiliate of a Borrower, it being understood that nothing herein shall relieve any Lender of liability for a breach of its agreements contained herein); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) do not result in actual out-of-pocket loss or expense by such Indemnitee or (B) result from the bad faith, wilful misconduct or gross negligence of such Indemnitee or the material breach by such Indemnitee of its agreements set forth in the Loan Documents as finally determined in a non-appealable judgment by a court of competent jurisdiction.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent or any Issuing Bank or Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or such Issuing Bank or Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank or Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, no Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or any Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) All amounts due under this Section shall be payable promptly after written demand therefor setting forth the amount and the nature of the expense or claim, as applicable.

SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder or under any Borrowing Subsidiary Agreement without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (i) each of the Administrative Agent, each Issuing Bank and, except in the case of an assignment to a Lender or an Affiliate of a Lender, the Company must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment of either Class, the amount of the Commitment of either Class of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$5,000,000 unless each of the Company and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (iii) shall not apply to rights in respect of outstanding Competitive Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that (A) any consent of the Company otherwise required under this paragraph shall not be required if an Event of Default under Article VII has occurred and is continuing and (B) the Company shall be deemed to have consented to any assignment for which its consent is required under this paragraph unless it shall have objected thereto by written notice to the Administrative Agent within ten Business Days after having received written notice thereof. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Administrative Agent, acting for this purpose as a non-fiduciary agent of each Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans, amounts in respect of LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Lenders and the Issuing Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, any Lender and any Issuing Bank at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything to the contrary contained in the Loan Documents, the Loans and the LC Disbursements are registered obligations and the right, title and interest of the Lenders in and to such Loans and LC Disbursements, as the case may be, shall be transferable only in accordance with the terms hereof. This Section 10.04(c) shall be construed so that the Loans and the LC Disbursements are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, upon notice to the Company and the Administrative Agent, sell participations to one or more banks or other entities (each a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (f) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining any Participant Register.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2.17(e) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Bank”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Bank, identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrowers pursuant to Section 2.01 or the option to participate in any Letter of Credit, as the case may be; provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC or to participate in any Letter of Credit and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, or to participate in such Letter of Credit the Granting Bank shall be obligated to make such Loan or participate in such Letter of Credit pursuant to the terms hereof. The making of a Loan by an SPC or the participation by such SPC in any Letter of Credit shall be deemed to utilize the applicable Commitment of the Granting Bank to the same extent, and as if, such Loan were made by the Granting Bank or such participation in a Letter of Credit were paid or taken, as the case may be by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Bank makes such payment. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans or participations in any Letters of Credit to its Granting Bank or to any financial institutions (if consented to by the Company and Administrative Agent) providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans or participations in any Letters of Credit (but not relating to any Borrower, except with the Company’s consent) to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein, in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments, the Letters of Credit or the termination of this Agreement or any provision hereof.

SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under any commitment letter and any commitment advices submitted by them (but do not supersede any other provisions of any commitment letter or fee letter that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the

Administrative Agent shall have received counterparts hereof which, when taken together, bear the signature of each of the other parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of such Loan Document; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower (other than payroll accounts and trust accounts) against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement. The rights of each Lender under this Section are in addition to and shall not limit other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto or thereto to serve process in any other manner permitted by law.

SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Confidentiality. (a) The Administrative Agent, each Lender and each Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority or self regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty to any swap or derivative transaction relating to the Borrowers and their obligations, or any advisor of any such counterparty, (vii) on a confidential basis to (i) any rating agency in connection with rating the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (viii) with the consent of any Borrower or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis from a source other than a Borrower. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by a Borrower; provided that, in the case of information received from a Borrower after the date hereof, such information is identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as a prudent Person engaged in the same business or following customary procedures for such business would accord to its own confidential information.

SECTION 10.13. Non-Public Information. (a) Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Company or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Company and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

The Company and each Lender acknowledges that, if information furnished by the Company pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through the Platform, (i) the Administrative Agent may post any information that the Company has indicated as containing MNPI solely on that portion of the Platform designated for Private Side Lender Representatives and (ii) if the Company has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform designated for Private Side Lender Representatives. The Company agrees to designate all information provided by it to the Administrative Agent that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by the Company without liability or responsibility for the independent verification thereof.

SECTION 10.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.15. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including any Borrowing Subsidiary) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 10.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 10.16. USA Patriot Act. Each Lender hereby notifies the Company that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify the Borrowers in accordance with its requirements.

SECTION 10.17. No Fiduciary Relationship. Each Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby or by the other Loan Documents and any communications in connection therewith, the Borrowers, their subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Issuing Banks, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Issuing Banks, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transaction or communications.

[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KELLOGG COMPANY,

by	/s/ Gary Pilnick
Name: Gary Pilnick
Title: Senior Vice President, General Counsel, Corporate Development and Secretary

KELLOGG CANADA INC., as a Canadian Borrowing Subsidiary,

by	/s/ Joel A. Vander Kooi
Name: Joel A. Vander Kooi
Title: Assistant Treasurer

[Signature Page to Kellogg Company Credit Agreement]

SIGNATURE PAGE TO THE KELLOGG COMPANY FIVE-YEAR CREDIT AGREEMENT

Name of Institution:

JPMORGAN CHASE BANK, N.A., individually, as Issuing Bank and as Administrative Agent,

by	/s/ Tony Yung
Name: Tony Yung
Title: Executive Director

[Signature Page to Kellogg Company Credit Agreement]

SIGNATURE PAGE TO THE KELLOGG COMPANY FIVE-YEAR CREDIT AGREEMENT

Name of Institution:

BARCLAYS BANK PLC

by	/s/ Ritam Bhalla
Name: Ritam Bhalla
Title: Director

[Signature Page to Kellogg Company Credit Agreement]

SIGNATURE PAGE TO THE KELLOGG COMPANY FIVE-YEAR CREDIT AGREEMENT

Name of Institution:

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland” New York Branch

by	/s/ Peter Duncan
Name: Peter Duncan
Title: Managing Director

by	/s/ Erin Thomas-Walker
Name: Erin Thomas-Walker
Title: Vice President

[Signature Page to Kellogg Company Credit Agreement]

SIGNATURE PAGE TO THE KELLOGG COMPANY FIVE-YEAR CREDIT AGREEMENT

Name of Institution:

Wells Fargo Bank, National Association

by	/s/ Dan Van Aken
Name: Dan Van Aken
Title: Director

[Signature Page to Kellogg Company Credit Agreement]

SIGNATURE PAGE TO THE KELLOGG COMPANY FIVE-YEAR CREDIT AGREEMENT

Name of Institution:

Bank of America, N.A.

by	/s/ J. Casey Cosgrove
Name: J. Casey Cosgrove
Title: Director

[Signature Page to Kellogg Company Credit Agreement]

SIGNATURE PAGE TO THE KELLOGG COMPANY FIVE-YEAR CREDIT AGREEMENT

Name of Institution:

Citibank, N.A.

by	/s/ Nicholas Pateros
Name: Nicholas Pateros
Title: Vice President

[Signature Page to Kellogg Company Credit Agreement]

SIGNATURE PAGE TO THE KELLOGG COMPANY FIVE-YEAR CREDIT AGREEMENT

Name of Institution:

DEUTSCHE BANK AG NEW YORK BRANCH

by	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Vice President

For institutions requiring a second signature line:

by	/s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

[Signature Page to Kellogg Company Credit Agreement]

SIGNATURE PAGE TO THE KELLOGG COMPANY FIVE-YEAR CREDIT AGREEMENT

Name of Institution:

HSBC Bank USA, National Association as Lender

by	/s/ Alan Vitulich
Name: Alan Vitulich
Title: Vice President

[Signature Page to Kellogg Company Credit Agreement]

SIGNATURE PAGE TO THE KELLOGG COMPANY FIVE-YEAR CREDIT AGREEMENT

Name of Institution:

U.S. Bank, National Association

by	/s/ Harry J. Brown
Name: Harry J. Brown
Title: Vice President

For institutions requiring a second signature line:

by	/s/ Joseph W. Rauhala
Name: Joseph W. Rauhala
Title: Principal Officer

[Signature Page to Kellogg Company Credit Agreement]

SIGNATURE PAGE TO THE KELLOGG COMPANY FIVE-YEAR CREDIT AGREEMENT

Name of Institution:

Banco Bilbao Vizcaya Argentaria S.A., New York Branch

by	/s/ Brian Crowley
Name: Brian Crowley
Title: Managing Director

For institutions requiring a second signature line:

by	/s/ Mauricio Benitez
Name: Mauricio Benitez
Title: Vice President

[Signature Page to Kellogg Company Credit Agreement]

SIGNATURE PAGE TO THE KELLOGG COMPANY FIVE-YEAR CREDIT AGREEMENT

Name of Institution:

MIZUHO BANK, LTD.

by	/s/
Name:
Title:

[Signature Page to Kellogg Company Credit Agreement]

SIGNATURE PAGE TO THE KELLOGG COMPANY FIVE-YEAR CREDIT AGREEMENT

Name of Institution:

MORGAN STANLEY BANK, N.A.

by	/s/ Kelly Chin
Name: Kelly Chin
Title: Authorized Signatory

[Signature Page to Kellogg Company Credit Agreement]

SIGNATURE PAGE TO THE KELLOGG COMPANY FIVE-YEAR CREDIT AGREEMENT

Name of Institution:

Sun Trust Bank

by	/s/ Tesha Winslow
Name: Tesha Winslow
Title: VP/Portfolio Manager

[Signature Page to Kellogg Company Credit Agreement]

SIGNATURE PAGE TO THE KELLOGG COMPANY FIVE-YEAR CREDIT AGREEMENT

Name of Institution:

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

by	/s/ Christine Howatt
Name: Christine Howatt
Title: Authorized Signatory

[Signature Page to Kellogg Company Credit Agreement]

SIGNATURE PAGE TO THE KELLOGG COMPANY FIVE-YEAR CREDIT AGREEMENT

Name of Institution:

Toronto Dominion (New York) LLC

by	/s/ Masood Fikree
Name: Masood Fikree
Title: Authorized Signatory

[Signature Page to Kellogg Company Credit Agreement]

SIGNATURE PAGE TO THE KELLOGG COMPANY FIVE-YEAR CREDIT AGREEMENT

Name of Institution:

Bank of China, Chicago Branch

by	/s/ Xuehui Zhuang
Name: Xuehui Zhuang
Title: SVP & Branch Manager

[Signature Page to Kellogg Company Credit Agreement]

SIGNATURE PAGE TO THE KELLOGG COMPANY FIVE-YEAR CREDIT AGREEMENT

Name of Institution:

ING Bank N.V., Dublin Branch

by	/s/ Sean Hassett
Name: Sean Hassett
Title: Director

For institutions requiring a second signature line:

by	/s/ Pádraig Matthews
Name: Pádraig Matthews
Title: Vice President

[Signature Page to Kellogg Company Credit Agreement]

SIGNATURE PAGE TO THE KELLOGG COMPANY FIVE-YEAR CREDIT AGREEMENT

Name of Institution:

FIFTH THIRD BANK

by	/s/ Yael Eisenberg
Name: Yael Eisenberg
Title: Assistant Vice President

FIFTH THIRD BANK, Operating through its Canadian Branch, as Lender to the Canadian Borrowing Subsidiary,

by	/s/ Mauro Spagnolo
Name: Mauro Spagnolo
Title: Managing Director & Principal Officer

[Signature Page to Kellogg Company Credit Agreement]

SIGNATURE PAGE TO THE KELLOGG COMPANY FIVE-YEAR CREDIT AGREEMENT

Name of Institution:

AgFirst Farm Credit Bank

by	/s/ Steven J. O’Shea
Name: Steven J. O’Shea
Title: Vice President

[Signature Page to Kellogg Company Credit Agreement]

SIGNATURE PAGE TO THE KELLOGG COMPANY FIVE-YEAR CREDIT AGREEMENT

Name of Institution:

Australia and New Zealand Banking Group Limited

by	/s/ Robert Grillo
Name: Robert Grillo
Title: Director

[Signature Page to Kellogg Company Credit Agreement]

SIGNATURE PAGE TO THE KELLOGG COMPANY FIVE-YEAR CREDIT AGREEMENT

Name of Institution:

BANK OF MONTREAL

by	/s/ Joan Spiotto
Name: Joan Spiotto
Title: Vice President

For institutions requiring a second signature line:

by	/s/ Sean Gallaway
Name: Sean Gallaway
Title: Vice President

[Signature Page to Kellogg Company Credit Agreement]

SIGNATURE PAGE TO THE KELLOGG COMPANY FIVE-YEAR CREDIT AGREEMENT

Name of Institution:

THE BANK OF NEW YORK MELLON

by	/s/ John T. Smathers
Name: John T. Smathers
Title: First Vice President

[Signature Page to Kellogg Company Credit Agreement]

SIGNATURE PAGE TO THE KELLOGG COMPANY FIVE-YEAR CREDIT AGREEMENT

Name of Institution:

GreenStone Farm Credit Services,ACA/FLCA

by	/s/ Jeff Pavlik
Name: Jeff Pavlik
Title: Vice President

[Signature Page to Kellogg Company Credit Agreement]

Schedule 2.01

COMMITMENTS

Lender	Multicurrency Tranche Commitment	US Tranche Commitment	Total
JPMorgan Chase Bank, N.A.	$175,000,000	$0	$175,000,000
Barclays Bank PLC	$175,000,000	$0	$175,000,000
Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., Rabobank Nederland New York Branch	$175,000,000	$0	$175,000,000
Wells Fargo Bank, N.A.	$175,000,000	$0	$175,000,000
Bank of America, N.A.	$100,000,000	$0	$100,000,000
Citibank, N.A.	$100,000,000	$0	$100,000,000
Deutsche Bank AG New York Branch	$100,000,000	$0	$100,000,000
HSBC Bank USA, National Association	$100,000,000	$0	$100,000,000
U.S. Bank National Association	$100,000,000	$0	$100,000,000
Banco Bilbao Vizcaya Argentaria, S.A., New York Branch	$80,000,000	$0	$80,000,000
Mizuho Bank, Ltd.	$80,000,000	$0	$80,000,000
Morgan Stanley Bank, N.A.	$80,000,000	$0	$80,000,000
SunTrust Bank	$80,000,000	$0	$80,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$80,000,000	$0	$80,000,000
The Northern Trust Company	$80,000,000	$0	$80,000,000
Toronto Dominion (New York) LLC	$80,000,000	$0	$80,000,000
Bank of China, Chicago Branch	$50,000,000	$0	$50,000,000
ING Bank N.V. - Dublin Branch	$50,000,000	$0	$50,000,000
Fifth Third Bank	$30,000,000	$0	$30,000,000
AgFirst Farm Credit Bank	$0	$25,000,000	$25,000,000
Australia and New Zealand Banking Group Limited	$25,000,000	$0	$25,000,000
Bank of Montreal	$25,000,000	$0	$25,000,000
The Bank of New York Mellon	$25,000,000	$0	$25,000,000
GreenStone Farm Credit Services, ACA/FLCA	$0	$10,000,000	$10,000,000

Total	$1,965,000,000	$35,000,000	$2,000,000,000

SWINGLINE COMMITMENTS

Swingline Lender	European Swingline Commitment	US Swingline Commitment	Total
JPMorgan Chase Bank, N.A.	$70,000,000	$100,000,000	$170,000,000
Barclays Bank PLC	$170,000,000	$0	$170,000,000
Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland”, New York Branch	$160,000,000	$0	$160,000,000
Wells Fargo Bank, N.A.	$0	$100,000,000	$100,000,000

Total	$400,000,000	$200,000,000	$600,000,000

SCHEDULE 2.06

EXISTING LETTERS OF CREDIT

None.

SCHEDULE 2.18

PAYMENT ACCOUNTS

U.S. Tranche Revolving Borrowings

JPMorgan Chase Bank, N.A.

ABA#: 021-000-021

Credit: Kellogg Company

Account#: 9008113381H0515

Please include a reference as to the purpose of the amount being transferred.

Multicurrency Tranche Revolving Borrowings

To an account or accounts to be designated by the Administrative Agent.

SCHEDULE 3.02

SIGNIFICANT SUBSIDIARIES

Kellogg Company

P.O. Box 3599

One Kellogg Square

Battle Creek, MI 49016-3566

Kellogg USA Inc.

P.O. Box 3599

One Kellogg Square

Battle Creek, MI 49016-3566

The Eggo Company

P.O. Box 3599

One Kellogg Square

Battle Creek, MI 49016-3566

Worthington Foods, Inc.

P.O. Box 3599

One Kellogg Square

Battle Creek, MI 49016-3566

Kellogg Canada Inc.

Humber Tower

6700 Finch Avenue, West

Etobicoke, Ontario M9W 5P2

Canada

Kellogg Company of Ireland Ltd.

Unit 4

Airways Industrial Estate

Clonshaugh, Dublin 17

Ireland

Kellogg Company of Great Britain Limited

The Kellogg Building

Talbot Road

Manchester M16 0PU

England

Kellogg Supply Services (Europe) Limited

The Kellogg Building

Talbot Road

Manchester M16 0PU

England

Kellogg Marketing and Sales Company

(UK) Limited

The Kellogg Building

Talbot Road

Manchester M16 0PU

England

Kellogg Deutschland GmbH

Auf de Muggenburg 30

27216 Bremen

Germany

Kellogg’s Produits Alimentaires

Tour Bureaux de Rosny 2

93118 Rosny sous Bois Cedex

France

Kellogg Australia Pty. Ltd.

41-57 Wentworth Avenue

Pagewood, NSW 2019

Australia

Kellogg de México, S.A. de C.V.

Km. 1 Carretera Campo Militar

Querétaro, Qro. 76200

México

Keebler Foods Company

P.O. Box 3599

One Kellogg Square

Battle Creek, MI 49016-3566

Kellogg North America Company (formerly known as Elfin Equity Company, L.L.C.)

P.O. Box 3599

One Kellogg Square

Battle Creek, MI 49016-3566

Kellogg Sales Company

P.O. Box 3599

One Kellogg Square

Battle Creek, MI 49016-3566

Godfrey Transport, Inc.

P.O. Box 3599

One Kellogg Square

Battle Creek, MI 49016-3566

Kashi Company

P.O. Box 3599

One Kellogg Square

Battle Creek, MI 49016-3566

Keebler Holding Company (formerly known as Flowers Industries)

P.O. Box 3599

One Kellogg Square

Battle Creek, MI 49016-3566

Keebler USA, Inc.

P.O. Box 3599

One Kellogg Square

Battle Creek, MI 49016-3566

Kellogg IT Services Company

P.O. Box 3599

One Kellogg Square

Battle Creek, MI 49016-3566

Kellogg International Holding Company

P.O. Box 3599

One Kellogg Square

Battle Creek, MI 49016-3566

Kellogg Australia Holdings Pty. Ltd.

41-57 Wentworth Avenue

Pagewood, NSW 2019

Australia

Kellogg U.K. Holding Company Limited

The Kellogg Building

Talbot Road

Manchester M16 0PU

England

Portable Foods Manufacturing Company Limited

The Kellogg Building

Talbot Road

Manchester M16 0PU

England

Kellogg Group S.a.r.L

The Kellogg Building

Talbot Road

Manchester M16 0PU

England

Keebler Company

P.O. Box 3599

One Kellogg Square

Battle Creek, MI 49016-3566

Kellogg Services GmbH

Auf de Muggenburg 30

27216 Bremen

Germany

Kellogg Manufacturing GmbH & Co. KG

Auf de Muggenburg 30

27216 Bremen

Germany

Kellogg Company México, S. de R.L. de C.V.

Km. 1 Carretera Campo Militar

Querétaro, Qro. 76200

México

Gollek Interaméricas, S. de R.K. de C.V.

Km. 1 Carretera Campo Militar

Querétaro, Qro. 76200

México

Pronumex, S. de R.L. de C.V.

Km. 1 Carretera Campo Militar

Querétaro, Qro. 76200

México

Kellogg Europe Trading Limited

Lakeshore Drive

Airside Business Park

Swords, County Dublin

Ireland

Kellogg Lux I S.a.r.L

560A, rue de Neudorf

L-220

Luxembourg

Kellogg Manufacturing España S.L.

Poligono Industrial Calle 1

Esquina Calle K Valls Tarragona

Spain

SCHEDULE 3.07

LITIGATION

None.

SCHEDULE 3.08

TAXES

None.

SCHEDULE 3.11

ENVIRONMENTAL MATTERS

None.

SCHEDULE 6.01

OUTSTANDING INDEBTEDNESS

As of December 28, 2013

Subsidiaries:

1.	$325,000,000 outstanding commercial paper program of Kellogg Canada, Inc.

2.	$14,595,000 credit facility of Kellogg (Thailand) Limited

3.	$16,783,000 credit facility of Kellogg (Japan) K.K.

4.	$516,000 credit facility of Kellogg Korea

5.	$73,000 credit facility of Kellogg India

6.	$5,484,000 credit facility of Kellogg Malaysia

7.	$21,600,000 credit facility for Kellogg Shandong

8.	$1,368,000 credit facility of Kellogg Manufacturing España SL

9.	$2,738,000 credit facility of Kellogg Manufacturing Gmbh & Co. KG

10.	$1,750,000 credit facility of Kellogg Produits Alimentaires S.A. (Benelux)

11.	$356,000 credit facility of Kellogg Italia S.p.A.

12.	$915,000 credit facility of Kellogg Nordisk

13.	$600,000 credit facility of Kellogg France

14.	$684,000 credit facility of Kellogg Ireland

15.	$50,000,000 credit facility of Kellogg Europe Trading Limited

16.	$750,000,000 Euro Commercial Paper Program of Kellogg Europe Company Limited

17.	$35,270,000 credit facility of Kellogg de Mexico

18.	$1,100,000 credit facility of Kellogg Guatemala

19.	$30,316,000 credit facility of Kellogg Colombia

20.	$23,503,000 credit facility of Kellogg Venezuela

21.	$12,790,000 credit facility of Kellogg Brazil

22.	$4,000,000 credit facility of Kellogg Taiwan

23.	$4,578,000 credit facility of Pringles International Operations Singapore

24.	$11,609,000 credit facility of Kellogg Australia Pty. Ltd.

25.	$16,859,000 credit facility of Kellogg South Africa

26.	$152,000 credit facility of Kellogg Asia Product Ltd.

27.	$3,745,000 credit facility of Kellogg Caribbean

28.	$53,000 credit facility of Kellogg Costa Rica

29.	$120,000 credit facility of Kellogg Panama

30.	$125,000 credit facility of Kellogg Argentina

31.	$44,000 credit facility of Kellogg El Salvador

32.	$50,000 credit facility of Kellogg Ecuador

33.	$2,501,000 credit facility of Pringles International Operations Sarl

SCHEDULE 6.02

EXISTING LIENS

Kellogg Company:

1.	See 2006 Credit Facility report for list of Uniform Commercial Code financing statements.

[2006 Credit Facility report dated November 10, 2006 prepared by Kirkland & Ellis LLP based on search bureau reports through October 2, 2006 as previously delivered to Lenders]

2.	See 364-Day Credit Facility report for list of Uniform Commercial Code financing statements.

[364-Day Credit Facility report dated January 31, 2007 prepared by Kirkland & Ellis LLP based on search bureau reports from October 2, 2006 through January of 2007 as previously delivered to Lenders]

3.	See 364-Day Credit Facility (June 2007) report for list of Uniform Commercial Code financing statements.

[364-Day Credit Facility report dated June 13, 2007 prepared by Kirkland & Ellis LLP based on search bureau reports from January 2, 2007 through April 2, 2007 as previously delivered to Lenders]

4.	See 364-Day Credit Facility (February 2008) report for list of Uniform Commercial Code financing statements.

[364-Day Credit Facility report dated February 29, 2008 prepared by Kirkland & Ellis LLP based on search bureau reports through the dates set forth therein as previously delivered to Lenders]

Subsidiaries:

6.	See 2006 Credit Facility report for list of Uniform Commercial Code financing statements.

[2006 Credit Facility report dated November 10, 2006 prepared by Kirkland & Ellis LLP based on search bureau reports through October 2, 2006 as previously delivered to Lenders]

7.	See 364-Day Credit Facility report for list of Uniform Commercial Code financing statements.

[364-Day Credit Facility report dated January 31, 2007 prepared by Kirkland & Ellis LLP based on search bureau reports from October 2, 2006 through January of 2007 as previously delivered to Lenders]

8.	See 364-Day Credit Facility (June 2007) report for list of Uniform Commercial Code financing statements.

[364-Day Credit Facility report dated June 13, 2007 prepared by Kirkland & Ellis LLP based on search bureau reports from January 2, 2007 through April 30, 2007, as previously delivered to Lenders]

9.	See 364-Day Credit Facility (February 2008) report for list of Uniform Commercial Code financing statements.

[364-Day Credit Facility report dated February 29, 2008 prepared by Kirkland & Ellis LLP based on search bureau reports through the dates set forth therein as previously delivered to Lenders]

10.	$3,700,000 Capital leases for European Supply Chain

11.	$2,500,000 Capital leases for Kellogg Europe Trading Limited

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the date set forth below (the “Effective Date”) and is entered into by and between [Assignor] (the “Assignor”) and [Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below including any letters of credit included in such facility and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[an Affiliate of [Lender]]

3.	Borrower: Kellogg Company or any Borrowing Subsidiary

4.	Agent: JPMorgan Chase Bank, N.A., as the Administrative Agent under the Credit Agreement

5.	Credit Agreement: $2,000,000,000 Five-Year Credit Agreement dated as of February 28, 2014, among Kellogg Company, the Borrowing Subsidiaries party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

6.	Assigned Interest:

Facility	Principal Amount Assigned	Percentage Assigned of Commitment (set forth, to at least 8 decimals, as a percentage of the facility and the aggregate Commitments of all Lenders thereunder)
Multicurrency Tranche Commitment Assigned:	$	%
US Tranche Commitment Assigned:	$	%

Effective Date:                    , 20     [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

A-2

The terms set forth in this Assignment and Acceptance are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor,

by
Name:
Title:

[NAME OF ASSIGNEE], as Assignee,

by
Name:
Title:

[Consented to][1]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Issuing Bank,

by
Name:
Title:

KELLOGG COMPANY,

by
Name:
Title:

[1]	To be completed by the applicable parties to the extent consents are required under the Credit Agreement.

A-3

ANNEX 1

CREDIT AGREEMENT1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement and the other Loan Documents, and (ii) the financial condition of the Company or any of its Subsidiaries or Affiliates.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the most recent financial statements delivered pursuant to Section 5.05 of the Credit Agreement thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Lender organized under the laws of a jurisdiction outside the United States, attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender.

[1]	Capitalized terms used in this Assignment and Acceptance and not otherwise defined herein have the meanings specified in the Five-Year Credit Agreement dated as of February 28, 2014 (as amended, supplemented or otherwise modified” from time to time, the Credit Agreement”), among Kellogg Company, the Borrowing Subsidiaries, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be construed in accordance with and governed by the law of the State of New York.

A-1-2

EXHIBIT B-1

[FORM OF]

BORROWING SUBSIDIARY AGREEMENT dated as of [•], among KELLOGG COMPANY, a Delaware corporation (the “Company”), [Name of Borrowing Subsidiary], a [    ] corporation (the “New Borrowing Subsidiary”), and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”).

Reference is hereby made to the Five-Year Credit Agreement dated as of February 28, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Borrowing Subsidiaries, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The Company and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a Borrowing Subsidiary under the Credit Agreement. The Company represents that the New Borrowing Subsidiary is a Subsidiary organized under the laws of [    ], and that the representations and warranties of the Company in the Credit Agreement are true and correct in all material respects on and as of the date hereof after giving effect to this Agreement (it being understood that the representations and warranties in Sections 3.06 and 3.07 shall be deemed for purposes of this Agreement to refer to the financial statements most recently delivered under Section 5.05(a) or (b) and to the date thereof at all times after the first such delivery thereunder rather than to the dates and financial statements specified in Sections 3.06 and 3.07). The Company agrees that the Guarantee of the Company contained in the Credit Agreement will apply to the Obligations of the New Borrowing Subsidiary. Upon execution of this Agreement by each of the Company, the New Borrowing Subsidiary and the Administrative Agent, the New Borrowing Subsidiary shall be a party to the Credit Agreement and shall constitute a “Borrowing Subsidiary” for all purposes thereof, and the New Borrowing Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

Consented to (if required):

KELLOGG COMPANY,

By
Name:
Title:

[NAME OF NEW BORROWING SUBSIDIARY]

by
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by
Name:
Title:

B-1-2

EXHIBIT B-2

[FORM OF]

BORROWING SUBSIDIARY TERMINATION

JPMorgan Chase Bank, N.A.,

as Administrative Agent

for the Lenders referred to below

c/o JPMorgan Chase Bank, N.A.,

as Administrative Agent

383 Madison Avenue

New York, NY 10179

[Date]

Ladies and Gentlemen:

The undersigned, Kellogg Company (the “Company”), refers to the Five-Year Credit Agreement dated as of February 28, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Borrowing Subsidiaries, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The Company hereby terminates the status of [    ] (the “Terminated Borrowing Subsidiary”) as a Borrowing Subsidiary under the Credit Agreement. The Company represents and warrants that no Loans made to the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.

Very truly yours,

KELLOGG COMPANY,

by
Name:
Title:

EXHIBIT D-1

[FORM OF]

February 28, 2014

To JPMorgan Chase Bank, N.A.,

as Administrative Agent, and

each of the Lenders party to

the Credit Agreement referred

to below:

Ladies and Gentlemen:

I am issuing this opinion letter in my capacity as legal counsel to Kellogg Company, a Delaware corporation (the “Company”), in response to the requirement in Section 4.01(b)(i) of the Five-Year Credit Agreement (the “Credit Agreement”), dated as of the date hereof, among the Company, the Borrowing Subsidiaries party thereto, JPMorgan Chase Bank, N.A., in its capacity as administrative agent (the “Administrative Agent”), the financial institutions party thereto as lenders (the “Lenders”), Barclays Bank PLC, as syndication agent, and Cooperative Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch and Wells Fargo Bank, N.A. as documentation agents. The Administrative Agent and the Lenders are hereinafter referred to as “you”. Unless otherwise indicated, capitalized terms used herein but not otherwise defined herein have the respective meanings set forth in the Credit Agreement.

Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this letter and in the schedules attached to this letter, I advise you, and with respect to each legal issued addressed in this letter, it is my opinion that:

1.	The Company is a corporation existing and in good standing under the Delaware General Corporation Law (“DGCL”) and is qualified to do business in the State of Delaware.

2.	The Company is qualified to do business as a foreign corporation under the name indicated on, and is in good standing in, the jurisdictions noted on the Schedule of Foreign Qualifications attached hereto.

3.	The Company has the corporate power to enter into and perform its obligations under the Credit Agreement and to consummate the Transactions.

4.	The Transactions have been duly authorized by all necessary corporate action on the part of the Company. No approval by the shareholders of the Company is required to authorize the Transactions.

Kellogg Company / Corporate Headquarters

One Kellogg Square / Battle Creek, MI 49016-3599 (616) 961-2000

To JPMorgan Chase Bank, N.A.,

  as Administrative Agent, and

  each of the Lenders party to

  the Credit Agreement referred

  to below:

February 28, 2014

5.	The Company has duly executed and delivered the Credit Agreement.

6.	The execution and delivery by the Company of the Credit Agreement and the performance by the Company of its obligations thereunder will not (a) violate any existing provisions of the certificate or articles of incorporation or bylaws of the Company or (b) result in a material breach or other violation of, or constitute a default under any agreement listed on the Schedule of Specified Agreements attached hereto (the “Specified Agreements”).

7.	To my actual knowledge, no legal or governmental proceedings are pending or overtly threatened to which the Company is a party or to which its property or assets is subject that seeks to restrain, enjoin or prevent the consummation of any of the transactions contemplated by the Credit Agreement.

8.	I do not have actual knowledge that any provision in any Court Order (as defined below) would be breached or otherwise violated by the Company’s execution or delivery of the Credit Agreement or by the Company’s performance of any of its agreements in the Credit Agreement. For purposes of this letter, the term “Court Order” means a court or administrative order, writ, judgment or decree that names the Company and is specifically directed to the Company or its property. For purposes of this letter, I have not undertaken any investigation to identify Court Orders to which the Company may be subject.

In preparing this letter, I have relied without any independent verification upon the assumptions recited in Schedule A to this letter and upon: (i) information contained in certificates obtained from governmental authorities; (ii) except with respect to the opinions set forth in opinion paragraphs 7 and 8, factual information represented to be true in the Credit Agreement, and (iii) factual information I have obtained from such other sources as I have deemed reasonable. I have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which I have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.

Except as set forth in the following sentences of this paragraph, my advice on every legal issue addressed in this letter is based exclusively on the internal laws of the State of Illinois.

Kellogg Company / Corporate Headquarters

One Kellogg Square / Battle Creek, MI 49016-3599 (616) 961-2000

To JPMorgan Chase Bank, N.A.,

  as Administrative Agent, and

  each of the Lenders party to

  the Credit Agreement referred

  to below:

February 28, 2014

Further, I express no opinion or advice as to any law or legal issue to which the Company may be subject as a result of your legal or regulatory status, your sale or transfer of any Loans or other obligations incurred under the Credit Agreement to which you are a party or interests therein or your (as opposed to any other lender’s) involvement in the transactions contemplated by the Credit Agreement. The opinions in opinion paragraphs 3 through 5 and the first sentence of paragraph 6 are based upon the DGCL (without regard to judicial interpretations thereof or regulations promulgated thereunder) and the opinions in opinion paragraphs 1 and 2 are based solely upon certificates issued by a governmental authority in each relevant jurisdiction and such opinions are not intended to provide any conclusion or assurance beyond that conveyed by such certificates. I advise you that issues addressed by this letter may be governed in whole or in part by other laws, but I express no opinion as to whether any relevant difference exists between the laws upon which my opinions are based and any other laws which may actually govern.

This letter speaks on the time of its delivery on the date it bears. I do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which I did not have actual knowledge at that time, by reason of any change subsequent to that time in any law covered by any of my opinions, or for any other reason. The attached schedules are an integral part of this letter, and any term defined in this letter or any schedule has that defined meaning wherever it is used in this letter or in any schedule to this letter.

Kellogg Company / Corporate Headquarters

One Kellogg Square / Battle Creek, MI 49016-3599 (616) 961-2000

To JPMorgan Chase Bank, N.A.,

  as Administrative Agent, and

  each of the Lenders party to

  the Credit Agreement referred

  to below:

February 28, 2014

You may rely upon this letter only for the purpose served by the provision in the Credit Agreement cited in the initial paragraph of this letter in response to which it has been delivered. Without my written consent: (i) no person other than you and Kirkland & Ellis LLP may rely on this letter for any purpose; (ii) this letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document; (iii) this letter may not be cited or quoted in any other document or communication which might encourage reliance upon this letter by any person or for any purpose excluded by the restrictions in this paragraph; and (iv) copies of this letter may not be furnished to anyone for purposes of encouraging such reliance. Notwithstanding the foregoing, persons who subsequently become Lenders in accordance with the terms of the Credit Agreement may rely on this letter as of the time of its delivery on the date hereof as if this letter were addressed to them.

Sincerely,

Gary H. Pilnick
Senior Vice President
General Counsel, Corporate Development
and
Secretary

Kellogg Company / Corporate Headquarters

One Kellogg Square / Battle Creek, MI 49016-3599 (616) 961-2000

Schedule A

Assumptions

For purposes of my letter, I have relied, without investigation, upon each of the following assumptions and I have no actual knowledge of any such assumption being untrue:

1.	You are existing and in good standing in your jurisdiction of organization.

2.	You have the corporate power or, if you are not a corporation, other requisite power (including without limitation under the laws of your jurisdiction of organization) to execute, deliver the Credit Agreement to which you are a party and to perform your obligations thereunder, and the Credit Agreement to which you are a party has been duly authorized by all necessary action on your part and has been duly executed and duly delivered by you.

3.	The Credit Agreement to which you are a party constitutes a valid and binding obligation of yours and is enforceable against you in accordance with its terms (subject to qualifications, exclusions and other limitations similar to those applicable to our letter).

4.	You have complied with all legal requirements pertaining to your status as such status relates to your rights to enforce the Credit Agreement to which you are a party against the Company.

5.	You have satisfied those legal requirements that are applicable to you to the extent necessary to make the Credit Agreement to which you are a party enforceable against you.

6.	Each document submitted to me for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures (other than those of or on behalf of the Company) on each such document are genuine.

7.	Each certificate obtained from a governmental authority relied on by me is accurate, complete and authentic and all relevant official public records to which each such certificate relates are accurate and complete.

8.	Each natural person who is executing the Credit Agreement on behalf of the Company has sufficient legal capacity to enter into such Agreement.

9.	All statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, in each of the jurisdictions upon whose laws my opinions are based are generally available (i.e., in terms of access and distribution following publication or other release) to lawyers practicing in that jurisdiction, and are in a format that makes legal research reasonably feasible.

A - 1

10.	There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

11.	The conduct of the parties to the Credit Agreement has complied with any requirement of good faith, fair dealing and conscionability.

12.	You have acted in good faith and without notice of any defense against the enforcement of any rights created by, or created as part of, the transactions effected under the Credit Agreement.

13.	All parties to the Transactions will act in accordance with, and will refrain from taking any action that is forbidden by the terms and conditions of the Credit Agreement.

14.	There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Credit Agreement.

15.	The Company will not take any discretionary action (including a decision not to act) permitted under the Credit Agreement that would result in a violation of law or constitute a breach or default under any other agreements or court orders to which the Company may be subject.

16.	All agreements other than the Credit Agreement with respect to which I have provided advice in this letter or reviewed in connection with this letter would be enforced as written.

17.	Each person who has taken any action relevant to any of my opinions in the capacity of director or officer was duly elected to that director or officer position and held that position when such action was taken.

A - 2

Schedule of

Foreign Qualifications

Name	Jurisdiction
Kellogg Company
Michigan
Kellogg Company
Pennsylvania

Schedule of

Specified Agreements

(in each case, as in effect on the date hereof)

1.	Indenture related to the 7.45% Notes of Kellogg Company due April 1, 2031.

2.	Indenture, dated as of May 21, 2009, between Kellogg Company and The Bank of New York Mellon Trust Company, N.A.

3.	Indenture, dated as of March 15, 2001, by and between Kellogg Company and BNY Midwest Trust Company.

4.	Indenture, dated as of May 22, 2012, between Kellogg Canada Inc., Kellogg Company, and BNY Trust Company of Canada and The Bank of New York Mellon Trustee Company, N.A.

EXHIBIT D-2

[FORM OF]

OPINION OF KIRKLAND & ELLIS, LLP

Counsel for the Borrowers

FEBRUARY 28, 2014

To the Agent

and each of the Lenders under the

Credit Agreement (referred to below)

on the date hereof (the “Lenders”):

Re:	Five Year Credit Agreement, dated as of February 28, 2014, by and among Kellogg Company, a Delaware corporation (the “US Borrower”), Kellogg Canada Inc., a Canadian corporation (the “Canadian Borrower” and, together with the US Borrower, the “Borrowers”), the other Borrowing Subsidiaries party thereto, the financial institutions from time to time party thereto as Lenders, JPMorgan Chase Bank, N.A. as the Administrative Agent for the Lenders (in such capacity, the “Agent”), Barclays Bank PLC, as Syndication Agent, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch and Wells Fargo Bank, N.A., as Documentation Agents, and the other parties signatory thereto (such credit agreement herein referred to as the “Credit Agreement”)

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as counsel to and at the request of the Borrowers in respect of the Credit Agreement.

The opinions expressed herein are being provided pursuant to Section 4.01(b)(ii) of the Credit Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (with references herein to the Credit Agreement and each document defined therein meaning the Credit Agreement and each such document as executed and delivered on the date hereof). The Lenders and the Agent are sometimes referred to in this opinion letter as “you”.

In connection with the preparation of this letter, we have, among other things, reviewed executed counterparts of the Credit Agreement. The term “Organizational Documents” whenever used in the letter means the certificate of incorporation (or equivalent) and the by-laws (or equivalent) of each Borrower as in effect on the date hereof.

Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this opinion letter, we advise you, and with respect to each legal issue addressed in this opinion letter, it is our opinion, that:

1.	The Credit Agreement is a valid and binding obligation of each Borrower and is enforceable against each Borrower in accordance with its terms.

2.	The execution and delivery by each Borrower of the Credit Agreement and the performance by such Borrower of the Credit Agreement will not constitute a violation of any applicable provision of existing State of New York law or United States federal statutory law or published governmental regulation applicable to such Borrower, in each case to the extent covered by this opinion letter.

3.	No consent, approval, authorization or order of, or filing with, any United States federal or New York governmental authority or body is required in order for either Borrower to obtain the right to the execute and deliver, or perform its obligations under, the Credit Agreement, except for (i) those obtained or made prior to the date hereof, (ii) consents, approvals, authorizations, orders or filings required in connection with the ordinary course of conduct by such Borrower of its respective businesses and ownership or operation by such Borrower of its respective assets in the ordinary course of business (as to which we express no opinion), (iii) those that may be required under federal securities laws and regulations or state “blue sky” laws and regulations (as to which we express no opinion) or any other laws, regulations or governmental requirements which are excluded from the coverage of this opinion letter and (iv) consents, approvals, authorizations, orders or filings that may be required by any banking, insurance or other regulatory statutes to which you may be subject (as to which we express no opinion).

4.	No Borrower is an “investment company” required to be registered as such under the Investment Company Act of 1940, as amended, or the rules and regulations thereunder.

5.	Assuming application of the proceeds of the Loans as contemplated by the Credit Agreement and, for purposes of Regulation X of the Board of Governors of the Federal Reserve System, no Lender or Agent is subject to Regulation T of the Board of Governors of the Federal Reserve System, the execution and delivery of the Credit Agreement by the Borrowers and the making of the Loans under the Credit Agreement will not violate Regulation U or X of the Board of Governors of the Federal Reserve System.

With your consent, we have assumed for purposes of this letter and the opinions herein:

(a) that each document we have reviewed for purposes of this letter is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine, and that all natural persons who have signed any document have the legal capacity to do so;

(b) that (i) the Credit Agreement and every other agreement we have examined for purposes of this letter have been duly authorized, executed and delivered by the parties thereto; (ii) the Credit Agreement and every other agreement we have examined for purposes of this letter constitute valid and binding obligations of each party to that document, enforceable against each such party in accordance with their respective terms and that each such party has satisfied all legal requirements that are applicable to such party to the extent necessary to entitle such party to enforce such agreement (except that we make no such assumption in this paragraph (b)(ii) with respect to the Borrowers); and (iii) each party to the Credit Agreement is in good standing and duly incorporated or organized under the laws of its jurisdiction of organization;

(c) there are no agreements or understandings among the parties, written or oral (other than the Credit Agreement), and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Credit Agreement; and

(d) that the status of the Credit Agreement as a legally valid and binding obligation of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities, provided that we make no such assumption to the extent we have opined as to such matters with respect to the Borrowers.

In preparing this letter, we have relied without any independent verification upon: (i) information contained in certificates obtained from governmental authorities; (ii) factual information represented to be true in the Credit Agreement; and (iii) factual information provided to us in a support certificate signed by each of the Borrowers; and we have examined the originals or copies certified to our satisfaction, of such Organizational Documents and other corporate records of the Borrowers as we deem necessary for or relevant to our opinions. We have assumed without investigation that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.

The terms “knowledge,” “actual knowledge” and “aware” whenever used in this letter with respect to our firm mean conscious awareness at the time this letter is delivered on the date it bears by the following Kirkland & Ellis LLP lawyers who are the only lawyers at Kirkland & Ellis LLP that have had significant involvement with the negotiation or preparation of the Operative Documents (herein called our “Designated Transaction Lawyers”): Maureen E. Sweeney, P.C. and Andrew C. Lillis.

Each opinion (an “enforceability opinion”) in this letter that any particular contract is a valid and binding obligation, enforceable in accordance with its terms is subject to: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and judicially developed doctrines in this area such as substantive consolidation and equitable subordination; (ii) the effect of general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) an implied covenant of good faith and fair dealing; and (iv) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations. “General principles of equity” include but are not limited to: principles limiting the availability of specific performance and injunctive relief; principles which limit the availability of a remedy under certain circumstances where another remedy has been elected; principles requiring reasonableness, good faith and fair dealing in the performance and enforcement of an agreement by the party seeking enforcement; principles which may permit a party to cure a material failure to perform its obligations; and principles affording equitable defenses such as waiver, laches and estoppel.

Each enforceability opinion is also subject to the qualification that certain provisions of the Credit Agreement may not be enforceable in whole or in part, although the inclusion of such provisions does not render the Credit Agreement invalid, and the Credit Agreement and the law of the State of New York contain adequate remedial provisions for the practical realization of the rights and benefits afforded thereby.

Each enforceability opinion is further subject to the effect of rules of law that may render guaranties or other similar instruments or agreements unenforceable under circumstances where your actions, failures to act or waivers, amendments or replacement of the Credit Agreement (i) so radically change the essential nature of the terms and conditions of the guaranteed obligations and the related transactions that, in effect, a new relationship has arisen between you and the Borrowers which is substantially and materially different from that presently contemplated by the Credit Agreement, (ii) release the primary obligor, or (iii) impair the guarantor’s recourse against the primary obligor.

We render no opinion with regard to usury or other laws limiting or regulating the maximum amount of interest that may be charged, collected, received or contracted for other than the internal laws of the State of New York, and without limiting the foregoing, we expressly disclaim any opinion as to the usury or other such laws of any other jurisdiction (including laws of other states made applicable through principles of Federal preemption or otherwise) which may be applicable to the transactions contemplated by the Credit Agreement.

We express no opinion regarding the creation, attachment, existence, priority, effect of priority, perfection, effect of perfection or enforceability of any security interest.

Nothing contained in this letter covers or otherwise addresses any of the following types of provisions which may be contained in the Credit Agreement:

(i) provisions mandating contribution towards judgments or settlements among various parties;

(ii) waivers of benefits and rights to the extent they cannot be waived under applicable law;

(iii) provisions providing for penalties, liquidated damages, acceleration of future amounts due (other than principal) without appropriate discount to present value, late charges, prepayment charges, interest upon interest, or increased interest rates upon default;

(iv) provisions which might require indemnification or contribution in violation of general principles of equity or public policy, including, without limitation, indemnification or contribution obligations which arise out of the failure to comply with applicable state or federal securities laws;

(v) agreements to submit to the jurisdiction of any particular court or other governmental authority (either as to personal or subject matter jurisdiction); provisions restricting access to courts; waiver of service of process requirements which would otherwise be applicable; waiver of the right to a jury trial and provisions otherwise purporting to affect the jurisdiction and venue of courts;

(vi) choice-of-law provisions, except to the extent such choice of law of New York law as the governing law is made in compliance with the statutory laws of the State of New York;

(vii) provisions regarding arbitration;

(viii) covenants not to compete;

(ix) provisions that authorize you to set off and apply any deposits at any time held, and any other indebtedness at any time owing, by you to or for the account of the Borrowers; or

(x) requirements in the Credit Agreement specifying that provisions thereof may only be waived in writing.

Except as expressly otherwise set forth in this letter, our advice on every legal issue addressed in this letter is based exclusively on the internal laws of the State of New York or the Federal law of the United States which, in each case, in our experience is generally applicable both to general business organizations which are not engaged in regulated business activities and to transactions of the type contemplated in the Credit Agreement between the Borrowers, on the one hand, and you, on the other hand (but without our having made any special investigation as to any other laws), except that we express no opinion or advice as to any law or legal issue (a) which might be violated by any misrepresentation or omission or a fraudulent act, or (b) to which the Borrowers may be subject as a result of your legal or regulatory status, your sale or transfer of the Loans or interests therein or your involvement in the transactions contemplated by the Credit Agreement.

None of the opinions or other advice contained in this letter considers or covers: (i) any federal or state securities (or “blue sky”) laws or regulations (other than our opinion in paragraph 4 regarding the Investment Company Act) or Federal Reserve Board margin regulations (other than our opinion in paragraph 5) or (ii) federal or state antitrust and unfair competition laws and regulations, pension and employee benefit laws and regulations, compliance with fiduciary duty requirements, federal and state environmental, land use and subdivision, tax, racketeering (e.g., RICO), health and safety (e.g., OSHA), and labor laws and regulations, federal and state laws, regulations and policies concerning national and local emergency, possible judicial deference to acts of sovereign states and criminal and civil forfeiture laws, and other federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes).

We also express no opinion regarding any laws relating to terrorism or money laundering, including Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) (the “Terrorism Executive Order”) or any related enabling legislation or any other similar executive order (collectively with the Terrorism Executive Order, the “Executive Orders”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”), any sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, as amended from time to time.

We express no opinion as to what law might be applied by any other courts to resolve any issue addressed in this letter. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.

This opinion letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which our Designated Transaction Lawyers did not have actual knowledge at that time, by reason of any change subsequent to that time in any law covered by any of our opinions, or for any other reason.

You may rely upon this letter only for the purpose served by the provision in the Credit Agreement cited in the second paragraph of this opinion letter in response to which it has been delivered. Without our written consent: (i) no person other than you may rely on this opinion letter for any purpose; (ii) this opinion letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document; (iii) this opinion letter may not be cited or quoted in any other document or communication which might encourage reliance upon this opinion letter by any person or for any purpose excluded by the restrictions in this paragraph; and (iv)

copies of this opinion letter may not be furnished to anyone for purposes of encouraging such reliance. Notwithstanding the foregoing, financial institutions which subsequently become Lenders in accordance with the terms of Section 10.04 of the Credit Agreement may rely on this opinion letter as of the time of its delivery on the date hereof as if this letter were addressed to them.

Sincerely,

KIRKLAND & ELLIS LLP

EXHIBIT E

KELLOGG COMPANY

[FORM OF]

FINANCIAL OFFICER’S COMPLIANCE CERTIFICATE

Reference is made to the Five-Year Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of February 28, 2014 by and among Kellogg Company (the “Company”), the Borrowing Subsidiaries, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, (capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein). Pursuant to Section 5.05 of the Credit Agreement, the undersigned, in his/her capacity as a Financial Officer of the Company, certifies as follows:

1.	[Attached hereto as Exhibit [A] is a true and complete copy of the Company’s Form 10-Q Report filed with the SEC on [ ].]

2.	[Attached hereto as Exhibit [B] is a true and complete copy of the Company’s Form 10-K Report filed with the SEC on [ ], including a true and complete copy of the annual report of the Company and the Subsidiaries for such year with accompanying financial statements, prepared by the Company and certified by independent public accountants of recognized standing, in accordance with GAAP.]

3.	[Attached hereto as Exhibit [C] is a revised form of Schedule 3.02 showing all additions to and removals from the Significant Subsidiaries since [•], the date of the most recently delivered Schedule 3.02.] or [No changes have been made to Schedule 3.02 since [•], the date of the most recently delivered Schedule 3.02.]

IN WITNESS WHEREOF, the undersigned, in his/her capacity as a Financial Officer, has executed this certificate for and on behalf of the Company and has caused this certificate to be delivered this [•] day of [            ].

KELLOGG COMPANY,

by
Name:
Title:

EXHIBIT F

[FORM OF]

PROMISSORY NOTE

New York, New York

[Date]

For value received, [NAME OF BORROWER], a [            ] corporation (the “Borrower”), promises to pay to [name of Lender] (the “Lender”) (i) the unpaid principal amount of each Loan made by the Lender to the Borrower under the Credit Agreement referred to below, when and as due and payable under the terms of the Credit Agreement, and (ii) interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in the currencies and to the accounts specified in the Credit Agreement, in immediately available funds.

All Loans made by the Lender, and all repayments of the principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding shall be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached hereto and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This note is one of the promissory notes issued pursuant to the Five-Year Credit Agreement dated as of February 28, 2014, among [the Borrower], [Kellogg Company], the Borrowing Subsidiaries referred to therein, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the mandatory and optional prepayment hereof and the acceleration of the maturity hereof.

[NAME OF BORROWER],

by
Name:
Title:

F-2

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

		Amount of	Unpaid
	Amount	Principal	Principal	Notations
Date	of Loan	Repaid	Balance	Made By

F-3